Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

EPIZYME, INC.,

HIBERNIA MERGER SUB, INC.

and

IPSEN PHARMA SAS

Dated as of June 27, 2022

4.5	Available Funds	31
4.6	Ownership of Company Common Stock	31
4.7	Litigation	31
4.8	Other Agreements or Understandings	31
4.9	Brokers	31
4.10	Independent Investigation	32
4.11	No Other Company Representations or Warranties	32
4.12	Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans	32

Article V Conduct of Business		33

5.1	Covenants of the Company	33
5.2	COVID-19 Response	36

Article VI Additional Agreements		36

6.1	No Solicitation	36
6.2	Nasdaq Listing/De-Listing; Exchange Act Deregistration	39
6.3	Confidentiality; Access to Information	39
6.4	Legal Conditions to the Merger	39
6.5	Public Disclosure	41
6.6	Indemnification	41
6.7	Notification of Certain Matters	43
6.8	Employee Benefits Matters	43
6.9	State Takeover Laws	44
6.10	Rule 16b-3	45
6.11	Rule 14d-10 Matters	45
6.12	Control of Operations	45
6.13	Security Holder Litigation	45
6.14	Sublease	45

Article VII Conditions to Merger		46

7.1	Conditions to Each Party’s Obligation To Effect the Merger	46

Article VIII Termination and Amendment		46

8.1	Termination	46
8.2	Effect of Termination	48
8.3	Fees and Expenses	48
8.4	Amendment	49
8.5	Extension; Waiver	49
8.6	Procedure for Termination, Amendment, Extension or Waiver	49

Article IX Defined Terms		50

Article X Miscellaneous		62

10.1	Nonsurvival of Representations and Warranties	62
10.2	Notices	62
10.3	Entire Agreement	63
10.4	Third Party Beneficiaries	63
10.5	Assignment	64
10.6	Severability	64
10.7	Counterparts and Signature	64
10.8	Interpretation	64

- ii -

10.9	Governing Law	65
10.10	Remedies	65
10.11	Submission to Jurisdiction	65
10.12	Disclosure Schedule	66
10.13	Parent Actions	66

Annex I	Conditions of the Offer

Exhibit A	Tender and Support Agreement
Exhibit B	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit C	Form of Contingent Value Rights Agreement

- iii -

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made and entered into as of this 27th day of June, 2022, by and among Ipsen Pharma SAS, a French société par actions simplifiée (the “Parent”), Hibernia Merger Sub, Inc. (the “Purchaser”), a Delaware corporation and wholly owned subsidiary of Ipsen Biopharmaceuticals, Inc., a Delaware corporation and wholly owned subsidiary of the Parent, and Epizyme, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Purchaser will make a cash tender offer (as it may be extended or amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock (other than shares of Company Common Stock to be cancelled in accordance with Section 2.6(b)) for (a) $1.45 per share of Company Common Stock, net to the seller in cash, without interest thereon and subject to Sections 1.1(h) and 2.10 (such price, or any higher price as may be paid in the Offer in accordance with this Agreement, the “Cash Consideration”) plus (b) one (1) contractual contingent value right per share of Company Common Stock (a “CVR”), which shall represent the right to receive one or more contingent payments upon the achievement of certain milestones, subject to and in accordance with the CVR Agreement, of up to $1.00 in the aggregate, if any, at the times and subject to the terms and conditions of the CVR Agreement, without interest (the Cash Consideration plus one (1) CVR, collectively, the “Offer Price”);

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable following the consummation of the Offer, the Purchaser will, in accordance with Section 251(h) of the DGCL, merge with and into the Company, with the Company continuing as the surviving corporation of such merger (the “Merger”) and each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled in accordance with Section 2.6(b) and Dissenting Shares) being converted in the Merger into the right to receive the Offer Price (the “Merger Consideration”);

WHEREAS, as a condition and inducement to the willingness of the Parent and the Purchaser to enter into this Agreement, concurrently with the execution and delivery of this Agreement, a stockholder of the Company is entering into the tender and support agreement with the Parent and the Purchaser attached hereto as Exhibit A (the “Support Agreement”) pursuant to which, among other things, such stockholder has agreed to tender to the Purchaser in the Offer all shares of Company Common Stock owned by such stockholder;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, at or prior to the Acceptance Time, the Parent and the Rights Agent will enter into the CVR Agreement;

WHEREAS, the Company Board has as of the date hereof unanimously (a) approved and declared the advisability of this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, (b) declared that it is in the best interests of the Company and the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and that the stockholders of the Company tender their shares of Company Common Stock pursuant to the Offer, in each case on the terms and subject to the conditions set forth herein, (c) declared that the terms of the Offer and the Merger are fair to the Company and the Company’s stockholders and (d) recommended that the Company’s stockholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer;

WHEREAS, the respective boards of directors of the Parent and the Purchaser have adopted, approved and declared it advisable for the Parent and the Purchaser to enter into this Agreement and to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Merger shall be governed by and effected under Section 251(h) of the DGCL and shall be effected as soon as practicable following the consummation of the Offer upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parent, the Purchaser and the Company, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE CASH TENDER OFFER

1.1 The Offer.

(a) Commencement of the Offer; Acceptance of Shares. If this Agreement shall not have been validly terminated in accordance with Article VIII and subject to the terms and conditions of this Agreement, as soon as practicable, and in any event within ten (10) Business Days, after the date of this Agreement, the Purchaser shall commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer for the Offer Price. The obligations of the Purchaser to, and of the Parent to cause the Purchaser to, accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject only to the satisfaction of the Minimum Condition and the satisfaction or waiver of the other Offer Conditions. As promptly as practicable after the later of: (i) the earliest time as of which the Purchaser is permitted under the Exchange Act to accept for purchase shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer and (ii) the earliest time as of which each of the Offer Conditions shall have been satisfied or waived, the Purchaser shall (and the Parent shall cause the Purchaser to) irrevocably accept for purchase all shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer. The obligation of the Purchaser to accept for purchase shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer shall be subject only to the satisfaction or waiver of each of the Offer Conditions (and shall not be subject to any other conditions). The Purchaser shall promptly (and in any event within three (3) business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act)) after the Acceptance Time pay, or cause the Paying Agent to pay, for all shares of Company Common Stock validly tendered (and not validly withdrawn) in the Offer.

(b) Expiration Date; Extensions and Amendment.

(i) The Offer shall initially expire at one minute after 11:59 p.m., Eastern time, on the day that is the 20th business day after commencement of the Offer (determined in accordance with Rules 14d-1(g)(3) and 14d-2 under the Exchange Act). Subject to the immediately succeeding sentence, the Parent and the Purchaser expressly reserve the right to (A) increase the Offer Price and (B) waive any of the Offer Conditions. Notwithstanding anything to the contrary contained in this Agreement, neither the Parent nor the Purchaser shall (without the prior written consent of the Company in its sole and absolute discretion): (1) change the form of consideration payable in the Offer, decrease the Offer Price or the Cash Consideration, change the terms of the CVRs, increase the Offer Price in an amount of less than $0.05 per share or change the Offer so that it is for fewer than all of the outstanding shares of Company Common Stock (other than shares of Company Common Stock to be cancelled in accordance with Section 2.6(b)); (2) except pursuant to Section 1.1(b)(ii) or Section 1.1(g), terminate the Offer or accelerate, extend or otherwise change the expiration date of the Offer; (3) provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act; (4) amend, change or waive the Minimum Condition or the condition in clause (c)(viii) of Annex I; (5) amend, modify or supplement any of the Offer Conditions or the terms of the Offer in any manner that is adverse to holders of shares of Company Common Stock or that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or prevent, delay or impair the ability of the Parent or the Purchaser to consummate the Offer, the Merger or the other transactions contemplated by this Agreement (other than, for the avoidance of doubt, delays resulting from increases to the Offer Price as contemplated above or extensions of the scheduled expiration date of the Offer on the terms set forth below); or (6) impose any condition to the Offer other than the Offer Conditions.

(ii) Subject to the termination rights under Article VIII, the Purchaser shall, and the Parent shall cause the Purchaser to, extend the scheduled expiration date of the Offer on one or more occasions (in the cases of (A), (B) and (C), without the consent of the Company): (A) as required by applicable Law (including for any period required by any rule, regulation, interpretation or position of the SEC); (B) in connection with an increase in the consideration to be paid pursuant to the Offer if and only to the extent required to comply with applicable rules and regulations of the SEC; (C) if at the then scheduled expiration date of the Offer any of the Offer Conditions has not been satisfied (and the Parent or the Purchaser has not waived such condition in accordance with the terms of this Agreement), for one or more additional periods specified by the Purchaser of up to ten (10) business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) per extension, but not (without the prior written consent of the Company) beyond the Outside Date, except that if on the then scheduled expiration date of the Offer, the Minimum Condition is the only Offer Condition that has not been satisfied or waived (to the extent waivable in accordance with the terms hereof), the Purchaser shall so extend the Offer; and (D) at the written request of the Company for a period specified by the Company (not to exceed 10 business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) and not beyond the Outside Date) delivered at the same time that the Company delivers to the Parent and the Purchaser a Recommendation Change Notice if there are ten (10) business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) or less remaining before the then scheduled expiration date of the Offer at the time of the delivery of such Recommendation Change Notice time; provided, that, in no event shall the Parent or the Purchaser be required to extend the Offer pursuant to this Section 1.1(b)(ii) beyond the earlier to occur of (x) the valid termination of this Agreement in accordance with Article VIII and (y) the Outside Date.

(c) Schedule TO and Offer Documents. On the date of commencement of the Offer, the Parent and the Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer. The Schedule TO shall contain an offer to purchase (the “Offer to Purchase”) and a form of the related letter of transmittal (the “Letter of Transmittal”), the forms of which shall be reasonably acceptable to the Company, and ancillary documents and instruments pursuant to which the Offer will be made (collectively, together with any supplements or amendments thereto, the “Offer Documents”). The Parent and the Purchaser shall cause the Offer Documents (i) to comply in all material respects with the requirements of applicable U.S. federal securities laws and (ii) on the date first filed with the SEC and on the date first published, sent or given to the holders of shares of Company Common Stock, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by the Parent or the Purchaser with respect to information supplied by or on behalf of the Company or its Affiliates in writing specifically for inclusion in the Offer Documents. The Parent and the Purchaser shall take all reasonable steps necessary to cause the Offer Documents to be disseminated to holders of shares of Company Common Stock, as and to the extent required by applicable U.S. federal securities Laws. Each of the Parent, the Purchaser and the Company shall promptly correct any information provided by it or on its behalf specifically for inclusion in the Schedule TO or the other Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law, including requirements of the SEC, and the Parent and the Purchaser shall take all reasonable steps necessary to amend or supplement the Schedule TO and, as applicable, the other Offer Documents and to cause the Schedule TO as so amended or supplemented to be filed with the SEC and the other Offer Documents as so amended or supplemented to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable U.S. federal securities Laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents and any amendments thereto prior to the filing thereof with the SEC or dissemination to the holders of shares of Company Common Stock. The Parent and the Purchaser shall provide the Company and its counsel with a copy of any written comments or telephonic or e-mail notification of any oral comments the Parent, the Purchaser or their counsel may receive from the SEC with respect to the Offer or any Offer Document promptly after the receipt thereof, shall reasonably consult with the Company and its counsel prior to responding to any such comments, and shall provide the Company and its counsel with a copy of any written responses thereto and telephonic or e-mail notification of any oral responses thereto of the Parent or the Purchaser or their counsel. Subject to the foregoing, the Parent and the Purchaser shall respond to, and shall use their reasonable best efforts to do so as promptly as practicable, any such comments after they are received.

(d) Provision of Information for Schedule 14D-9. Parent and Purchaser shall promptly supply to the Company in writing, for inclusion in the Schedule 14D-9, all information concerning Parent and the Purchaser required under applicable U.S. federal securities laws or by the SEC or its staff to be included in the Schedule 14D-9.

(e) Provisions of Funds by the Parent. The Parent shall deposit, or shall cause to be deposited, with the Paying Agent, at or prior to or promptly following the Acceptance Time (but in any event on the Closing Date), all of the funds necessary to purchase any and all shares of Company Common Stock that the Purchaser becomes obligated to purchase pursuant to the Offer.

(f) CVR Agreement. At or prior to the Acceptance Time, the Parent will authorize and duly adopt, execute and deliver, and will ensure that a duly qualified Rights Agent executes and delivers, the CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are required by such Rights Agent (provided that such revisions (i) are not, individually or in the aggregate, detrimental to any CVR holder or (ii) are approved in writing by the Company (such approval not to be unreasonably withheld, conditioned or delayed)).

(g) Termination of Offer and Return of Tendered Shares. Unless this Agreement is terminated pursuant to Section 8.1, the Purchaser shall not terminate or withdraw the Offer prior to any scheduled expiration date without the prior written consent of the Company in its sole and absolute discretion. In the event this Agreement is validly terminated pursuant to Section 8.1, the Purchaser shall promptly (and in any event within 24 hours) following such termination irrevocably and unconditionally terminate the Offer and shall not acquire any shares of Company Common Stock pursuant thereto. If the Offer is terminated in accordance with this Agreement prior to the Acceptance Time, the Purchaser shall promptly return, or cause any depositary acting on behalf of the Purchaser to return, all tendered shares of Company Common Stock to the tendering stockholders.

(h) Adjustments to Offer Price. The Offer Price shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Acceptance Time.

1.2 Company Actions.

(a) Approval and Consent. The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement.

(b) Schedule 14D-9. On or reasonably promptly after the date of the commencement of the Offer, and in any event within one (1) Business Day, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments and supplements thereto, the “Schedule 14D-9”) and disseminate the Schedule 14D-9, to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other applicable laws, to the holders of shares of Company Common Stock, including by setting the Stockholder List Date as the record date for the purpose of receiving the notice required by Section 262(d)(2) of the DGCL. Except as required by applicable law or as otherwise permitted pursuant to Section 6.1 below, the Offer Documents and the Schedule 14D-9 shall contain the recommendation of the Company Board in favor of the Offer and the notice and other information required by Section 262(d)(2) of the DGCL, and the Company hereby consents to the inclusion in the Offer Documents of such recommendation. The Company shall cause the Schedule 14D-9 (i) to comply in all material respects with the requirements of applicable U.S. federal securities laws and (ii) on the date first filed with the SEC and on the date first published, sent or given to the holders of shares of Company Common Stock, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by the Company with respect to information supplied by or on behalf of the Parent or the Purchaser or their Affiliates in writing specifically for inclusion in the Schedule 14D-9. Each of the Company, the Parent and the Purchaser shall promptly correct any information provided by it or on its behalf specifically for inclusion in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law, including requirements of the SEC, and the Company shall take all reasonable steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of shares of Company Common Stock, in each case as and to the extent required by applicable U.S. federal securities Law.

(c) Sharing of Materials and Information. Except in connection with an Acquisition Proposal, a Trigger Event or a Recommendation Change Notice:

(i) The Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC or dissemination to holders of shares of Company Common Stock.

(ii) The Company shall provide the Parent and its counsel with a copy of any written comments or telephonic or e-mail notification of any oral comments the Company or its counsel may receive from the SEC with respect to the Schedule 14D-9 promptly after the receipt thereof, shall reasonably consult with the Parent and its counsel prior to responding to any such comments, and shall provide the Parent and its counsel with a copy of any written responses thereto and telephonic or e-mail notification of any oral responses thereto of the Company or its counsel. Subject to the foregoing, the Company shall respond to, and shall use its reasonable best efforts to do so as promptly as practicable, any such comments after they are received.

(d) Provision of Information for Offer Documents. The Company shall promptly supply to the Parent and the Purchaser in writing, for inclusion in the Offer Documents, all information concerning the Company and, to the extent within the Company’s possession or control or may be reasonably obtained by the Company, the Company’s stockholders required under applicable U.S. federal securities Laws or by the SEC or its staff to be included in the Offer Documents.

(e) Stockholder Lists. In connection with the Offer, the Company shall instruct its transfer agent to promptly furnish to the Purchaser or its designated agent mailing labels, security position listings, non-objecting beneficial owner lists and any other listings or computer files reasonably available to it containing the names and addresses of the record holders of the shares of Company Common Stock as of a recent date, and shall as promptly as practicable furnish to the Purchaser such information and assistance as the Purchaser may reasonably request for the purpose of communicating the Offer to the holders of shares of Company Common Stock (the date of the list used by the Purchaser to determine the Persons to whom the Offer Documents and Schedule 14D-9 are first disseminated, the “Stockholder List Date”). Subject to the requirements of applicable laws and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, the Parent and the Purchaser shall, until consummation of the Offer, hold in confidence the information contained in any of such labels, listings and files or otherwise furnished to the Purchaser in accordance with the Confidentiality Agreement, shall use such information only in connection with the Offer, the Merger and the other transactions contemplated by this Agreement and, if this Agreement shall be terminated in accordance with Section 8.1, shall destroy all electronic copies of such information and deliver to the Company all other copies of such information then in their possession or under their control.

ARTICLE II

THE MERGER

2.1 The Merger; No Vote of Stockholders.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, the Purchaser shall merge with and into the Company at the Effective Time.

(b) The Merger shall be governed by and effected under Section 251(h) of the DGCL. The parties shall take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable following the Acceptance Time, without a vote of stockholders of the Company, in accordance with Section 251(h) of the DGCL.

2.2 Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date and as soon as reasonably practicable after the Acceptance Time, Parent, Purchaser and the Company shall cause a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) to be duly prepared, executed and acknowledged in accordance with the relevant provisions of the DGCL and filed with the Secretary of State. The Merger shall become effective upon the due filing of the Certificate of Merger with the Secretary of State or at such subsequent time or date as the Parent and the Company shall, subject to Section 2.1(b), agree and specify in the Certificate of Merger (the “Effective Time”).

2.3 Closing. Subject to the satisfaction or waiver (to the extent permitted by law) of the conditions set forth in Article VII, the Closing shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109 as soon as practicable following the Acceptance Time, which shall not be later than the Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of such conditions) is satisfied or waived in accordance with this Agreement.

2.4 Effects of the Merger. At the Effective Time (a) the separate existence of the Purchaser shall cease, the Purchaser shall be merged with and into the Company and the Company shall continue as the Surviving Corporation in the Merger and (b) the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth on Exhibit B, until further amended in accordance with the DGCL, subject to Section 6.6(c). In addition, subject to Section 6.6(c), the Parent shall cause the bylaws of the Surviving Corporation to be amended and restated in their entirety so that, immediately following the Effective Time, they are identical to the bylaws of the Purchaser as in effect immediately prior to the Effective Time, except that all references to the name of the Purchaser therein shall be changed to refer to the name of the Company, and, as so amended and restated, such bylaws shall be the bylaws of the Surviving Corporation, until further amended in accordance with the DGCL. The Merger shall have the effects set forth in Section 259 of the DGCL.

2.5 Directors and Officers of the Surviving Corporation. The directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of the Purchaser (or, at the Purchaser’s discretion, the officers of the Company) immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case to hold office in accordance with the term of office set forth in the certificate of incorporation and bylaws of the Surviving Corporation and until their successors are duly elected and qualified.

2.6 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, the Purchaser, the Parent or the holder of any shares of the capital stock of the Company or capital stock of the Purchaser:

(a) Capital Stock of the Purchaser. Each share of the common stock, par value $0.001 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are held in the treasury of the Company and any shares of Company Common Stock owned by any Subsidiary of the Company, the Parent, the Purchaser or any other Subsidiary of the Parent immediately prior to the Effective Time shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Merger Consideration for Company Common Stock. Subject to Section 2.7, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.6(b) and Dissenting Shares) shall be automatically converted into the right to receive the Merger Consideration. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Certificate or Uncertificated Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.6(c) in accordance with the provisions of Section 2.7 and the CVR Agreement.

(d) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

2.7 Surrender of Certificates.

(a) Paying Agent. Prior to the expiration of the Offer, Parent shall engage the Paying Agent pursuant to an agreement reasonably acceptable to the Company. At or prior to the Effective Time, the Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, for payment through the Paying Agent in accordance with this Section 2.7, the Payment Fund. The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by the Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank which are then publicly available); provided, further, that no gain or loss thereon shall affect the amounts payable hereunder and the Parent shall take all actions necessary to ensure that the Payment Fund includes at all times cash sufficient to satisfy the Parent’s obligation to pay the Merger Consideration under this Agreement. Any interest and other income resulting from such investments (net of any losses) shall be paid to the Parent pursuant to Section 2.7(e). In the event the Payment Fund is diminished below the level required for the Paying Agent to make prompt cash payments as required under Section 2.7(b), including any such diminishment as a result of investment losses, the Parent shall, or shall cause the Surviving Corporation to, immediately deposit additional cash into the Payment Fund in an amount equal to the deficiency in the amount required to make such payments.

(b) Exchange Procedures.

(i) Promptly (and in any event within five (5) Business Days) after the Effective Time, the Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (A) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.7(g)) to the Paying Agent, and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.7(g)) in exchange for the Merger Consideration payable (subject to Section 2.10) with respect thereto. Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 2.7(g)) to the Paying Agent in accordance with the terms of such letter of transmittal, properly completed and duly executed, the holder of such Certificate shall (x) be promptly paid (subject to Section 2.10) in exchange therefor a cash amount in immediately available funds equal to (1) the number of shares of Company Common Stock formerly represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.7(g)) multiplied by (2) the Cash Consideration and (y) receive in exchange therefor one (1) CVR for each share of Company Common Stock represented by such Certificate in accordance with and subject to the terms of the CVR Agreement, and the Certificate so surrendered shall forthwith be cancelled.

(ii) Notwithstanding anything to the contrary in this Agreement, any holder of Uncertificated Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each holder of record of one or more Uncertificated Shares shall upon receipt by the Paying Agent of an “agent’s message” in customary form with respect to any Uncertificated Share (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) (x) be promptly paid (subject to Section 2.10) the Cash Consideration in respect of such Uncertificated Share and (y) receive one (1) CVR in respect of such Uncertificated Share in accordance with and subject to the terms of the CVR Agreement, and such Uncertificated Share shall forthwith be cancelled.

(c) Interest; Transfers; Rights Following the Effective Time. No interest will be paid or accrued on the cash payable upon the surrender of such Certificates or Uncertificated Shares. In the event of a transfer of ownership of a Certificate or Uncertificated Shares which is not registered in the transfer records of the Company, the Merger Consideration may be paid (subject to Section 2.10) to a Person other than the Person in whose name the Certificate or Uncertificated Shares is registered, if, in the case of a Certificate, such Certificate is presented to the Paying Agent, and in each case the transferor provides to Paying Agent (i) all documents required to evidence and effect such transfer and (ii) evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.7, each Certificate and all Uncertificated Shares (other than Certificates or Uncertificated Shares representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 2.6(c).

(d) No Further Ownership Rights in Company Common Stock. All Cash Consideration paid and CVRs provided upon the surrender of Certificates and cancellation of Uncertificated Shares in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates and Uncertificated Shares, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, subject to Section 2.7(e).

(e) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the holders of Certificates and Uncertificated Shares for one (1) year after the Effective Time (including all interest and other income received by the Paying Agent in respect of all funds made available to it) shall be delivered to the Parent, upon demand, and any holder of a Certificate or Uncertificated Shares who has not previously complied with this Section 2.7 shall be entitled to receive only from the Parent or the Surviving Corporation (subject to abandoned property, escheat and other similar laws) payment of its claim for Merger Consideration, without interest.

(f) No Liability. To the extent permitted by applicable law, none of the Parent, the Purchaser, the Company, the Surviving Corporation or the Paying Agent shall be liable to any holder of shares of Company Common Stock for any amount required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented thereby pursuant to this Agreement; provided, however, that the Paying Agent may, in its reasonable discretion and as a condition precedent to the payment of such amount, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an indemnity in a customary amount.

2.8 Company Stock Plans.

(a) Effective as of immediately prior to the Effective Time, each then-outstanding and unexercised Company Stock Option having an exercise price equal to or less than $1.23 (each such Company Stock Option, a “Cash-Out Option”) shall vest in full and automatically be canceled and converted into the right to receive for each share of Common Stock subject to such Cash-Out Option, (i) the Merger Consideration (with the Cash Consideration being payable by the Surviving Corporation) minus (ii) the exercise price per share of such Cash-Out Option and less applicable tax withholding.

(b) Effective as of five (5) Business Days prior to the Closing Date, or such other date occurring prior to the Closing Date as may be determined by the Board in its discretion (such date, the “Acceleration Date”), each then-outstanding and unexercised Company Stock Option having an exercise price greater than $1.23 (each such Company Stock Option, an “Exercisable Pre-Close Option”) shall vest in full and become exercisable up to and through the close of regular trading on the Nasdaq Stock Market on the second Business Day following the Acceleration Date (such second Business Day, the “Last Exercise Date”) in accordance with the terms and conditions of such Exercisable Pre-Close Option in effect on the date hereof, and such Exercisable Pre-Close Option shall terminate and be of no further force or effect as of immediately prior to Closing if not exercised by the holder on or prior to the close of regular trading on the Last Exercise Date.

(c) Effective as of immediately prior to the Effective Time, each Company RSU that is then outstanding and unvested shall vest in full and automatically be canceled and converted into the right to receive (i) from the Surviving Corporation an amount of cash, equal to the product of (A) the total number of shares of Company Common Stock then underlying such Company RSU multiplied by (B) the Cash Consideration and (ii) one (1) CVR for each share of Company Common Stock underlying such Company RSU, in each case, less applicable withholding.

(d) The Parent shall (i) cause the Surviving Corporation to make the payments contemplated by the foregoing Section 2.8(a) and Section 2.8(c) as promptly as practicable (and in any event within ten (10) Business Days) after the Effective Time and (ii) cause the Surviving Corporation to maintain at all times from and after the Effective Time sufficient liquid funds to satisfy its obligations pursuant to Section 2.8(a) and Section 2.8(c).

(e) As soon as practicable following the execution of this Agreement, the Company shall mail to each Person who is a holder of Company Stock Options or Company RSUs a letter describing the treatment of and payment for such equity awards pursuant to this Section 2.8 and providing instructions for use in obtaining payment therefor.

(f) If the Effective Time occurs on or before the last business day of a Plan Period (as such term is defined in the Company ESPP) in effect as of the date of this Agreement and there are options then outstanding with respect to such Plan Period, the Company Board shall, prior to the Effective Time, take such actions as are necessary to provide that all outstanding options shall be cancelled as of the Closing Date; provided, that notice of such cancellation shall be given to each holder of an option, and each holder of an option shall have the right to exercise such option in full on the Closing Date (or, if not practicable, on the Business Day immediately preceding the Closing Date) based on payroll deductions then credited to his or her account as of a date determined by the Company Board, which date shall not be less than ten (10) days preceding the Closing Date. If the Effective Time occurs after the last business day of a Plan Period in effect as of the date of this Agreement (i.e., a new Plan Period would have commenced after the date of this Agreement), the Company Board shall terminate the Company ESPP as of a date prior to the Closing Date and, as promptly as reasonably practicable following such termination, all payroll deductions pursuant to the Company ESPP shall be paid out to the participating employees under the Company ESPP. In any event, the Company Board shall terminate the Company ESPP prior to the Effective Time.

(g) The Parent and the Company may agree to treat equity compensation held by Company employees subject to non-U.S. law in a manner other than that contemplated above in this Section 2.8 to the extent necessary to take into account applicable non-U.S. law or Tax or employment considerations.

2.9 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration in accordance with Section 2.6, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect, withdrawal or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.6, without interest, and shall not thereafter be deemed to be Dissenting Shares.

(c) The Company shall give the Parent: (i) prompt written notice (email being sufficient) of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless the Parent shall have given its written consent to such payment or settlement offer, which consent shall not be unreasonably withheld, conditioned or delayed.

2.10 Withholding Rights. Each of the Parent, the Purchaser, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, including any consideration payable pursuant to the Offer or the Merger and any payments under the CVR Agreement, to any holder of shares of Company Common Stock or any other recipient of payments hereunder (including holders of Dissenting Shares and holders of Company Stock Options, Company RSUs or other equity or equity-based awards) any amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax law. To the extent that amounts are so withheld and timely remitted by the Parent, the Purchaser, the Company, the Surviving Corporation or the Paying Agent, as the case may be, to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder or other recipient in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent and the Purchaser that the statements contained in this Article III are true and correct, except (a) as disclosed in the Company SEC Reports filed or furnished on or after January 1, 2019 and prior to the date of this Agreement (other than any forward looking disclosures set forth in any “Risk Factors” section of any Company SEC Report, any forward-looking disclosures in any “Forward Looking Information” section of any Company SEC Report and any other disclosures included in any Company SEC Report to the extent they are predictive or forward-looking in nature) (provided, however, that nothing set forth in such Company SEC Reports shall be deemed to modify or qualify any representation or warranty set forth in Sections 3.1 (Organization, Standing and Power, 3.2 (Capitalization), 3.4 (Authority; No Conflict; Required Filings and Consent) or 3.21 (Brokers)) or (b) as set forth herein or in the Company Disclosure Schedule.

3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification legally required, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Company Material Adverse Effect.

3.2 Capitalization.

(a) The authorized capital stock of the Company as of the date of this Agreement consists of 450,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.0001 per share (the “Company Preferred Stock”). The Company Common Stock and the Company Preferred Stock are entitled to the rights and privileges set forth in the Company’s certificate of incorporation. As of the Capitalization Date, (i) 168,329,464 shares of Company Common Stock were issued and outstanding and (ii) no shares of Company Preferred Stock were issued or outstanding.

(b) The Company has made available to the Parent a complete and accurate list (set forth in Section 3.2(b) of the Company Disclosure Schedule), as of the Capitalization Date, of all Company Stock Plans, indicating for each Company Stock Plan, as of such date, (i) the number of shares of Company Common Stock issued under such Company Stock Plan, (ii) the number of shares of Company Common Stock subject to outstanding options under such Company Stock Plan, (iii) the number of shares of Company Common Stock reserved for future issuance under such Company Stock Plan, (iv) the exercise price of each of the outstanding options under such Company Stock Plan and (v) the aggregate number of shares of Company Common Stock that are subject to Company RSUs. The Company has made available to the Parent complete and accurate copies of all (A) Company Stock Plans, (B) forms of stock option agreements evidencing Company Stock Options, (C) forms of agreements evidencing Company RSUs and (D) forms of agreements evidencing any other equity or equity-linked award or compensation arrangement. From the Capitalization Date to the date hereof, the Company has not issued any Company Stock Options, Company RSUs or other equity or equity-based awards.

(c) Except (i) as set forth in this Section 3.2 and for changes since the Capitalization Date resulting from the exercise or settlement of Company Stock Options or Company RSUs outstanding on such date in accordance with their terms or options outstanding on such date under the Company ESPP in accordance with its terms and (ii) as reserved for future grants under Company Stock Plans as of the date of this Agreement, (A) there are no equity securities of any class of the Company or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any of its Subsidiaries or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right or agreement. Except (i) as set forth in this Section 3.2, the Company does not have any outstanding stock appreciation rights, phantom stock, equity compensation, performance-based rights or similar rights or obligations. Except for the Support Agreement, neither the Company nor, to the Company’s Knowledge, any of its Affiliates is a party to or is bound by any agreement with respect to the voting (including proxies) or sale, transfer, pledging or other disposition of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries. Except as contemplated by this Agreement or described in this Section 3.2, and except to the extent arising pursuant to applicable state takeover or similar laws, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company.

(d) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s certificate of incorporation or bylaws or any agreement to which the Company is a party or is otherwise bound.

(e) There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries.

3.3 Subsidiaries.

(a) Section 3.3 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, for each Subsidiary of the Company: (i) its name; (ii) the number and type of its outstanding equity securities and a list of the holders thereof; and (iii) its jurisdiction of organization. The Company owns all of the authorized and outstanding capital stock and other equity interests of each of its Subsidiaries free and clear of any and all Liens (other than Permitted Liens), options, warrants, proxies, voting rights or similar agreements, restrictions and limitations.

(b) Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation, has all requisite corporate (or similar, in the case of a non-corporate entity) power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Company Material Adverse Effect.

(c) The Company does not control, directly or indirectly, any capital stock of, or other voting securities or equity interests in, any Person that is not a Subsidiary of the Company. The Company has not agreed, nor is it obligated, to make any future investment in, loan to or capital contribution to any other Person.

3.4 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder and, assuming that the Merger is consummated in accordance with Section 251(h) of the DGCL, consummate the Merger. The Company Board, at a meeting duly called and held, by the unanimous vote of all directors, duly adopted resolutions (i) approving and declaring the advisability of this Agreement, the Merger, the Offer and the other transactions contemplated by this Agreement, (ii) declaring that it is in the best interests of the Company and the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer, in each case on the terms and subject to the conditions set forth herein, (iii) declaring that the terms of the Offer and the Merger are fair to the Company and the Company’s stockholders and (iv) recommending that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer. Assuming the accuracy of the representations and warranties of the Parent and the Purchaser in Section 4.6 and that the Merger is consummated in accordance with Section 251(h) of the DGCL, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the Parent and the Purchaser, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The execution and delivery of this Agreement by the Company do not, and (assuming that the Merger is consummated in accordance with Section 251(h) of the DGCL) the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, (ii) conflict with, or result in any violation or breach of, or constitute a default or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit under, or require a consent or waiver under, any of the terms, conditions or provisions of any Company Material Contract, (iii) result in the creation of a Lien other than any Permitted Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries or (iv) subject to compliance with the requirements specified in clauses (i) through (iv) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, except in the case of clauses (ii), (iii) and (iv) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries under applicable Law or listing requirements in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act, and any other applicable Antitrust Laws, (ii) the filing of the Certificate of Merger with the Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Offer Documents and the Schedule 14D-9 with the SEC in accordance with the Exchange Act, (iv) the filing of such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws, the rules and regulations of Nasdaq, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, are not reasonably likely to have a Company Material Adverse Effect.

(d) Assuming the accuracy of the Parent’s and the Purchaser’s representation and warranty set forth in Section 4.6 and that the Merger is consummated in accordance with Section 251(h) of the DGCL, no vote of the holders of any class or series of the Company’s capital stock or other securities is necessary for the adoption of this Agreement or for the consummation by the Company of the Merger. There are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(e) The Compensation Committee of the Company Board, or a committee of the Company Board consisting solely of directors that qualify as “independent directors” for purposes of the continued listing requirements of Nasdaq, has taken, at a duly convened meeting thereof, all such actions as may be required to cause to be exempted under Rule 14d-10(d)(2) under the Exchange Act, any and all employment compensation, severance and employee benefit agreements and arrangements that have been entered into or granted by the Company or any of its Subsidiaries with or to directors, officers, or employees of the Company or any of its Subsidiaries, to cause such agreements and arrangements to satisfy the non-exclusive safe harbor provisions of Rule 14d-10(d)(2) under the Exchange Act.

3.5 SEC Filings; Financial Statements; Information Provided.

(a) The Company has filed or furnished, as applicable, all registration statements, forms, reports and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by the Company with the SEC since January 1, 2019. All such registration statements, forms, reports and other documents (including exhibits and all other information incorporated therein and those registration statements, forms, reports and other documents that the Company may file or furnish after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.” The Company SEC Reports (i) were or will be filed or furnished on a timely basis, (ii) at the time filed or furnished, complied, or will comply when filed or furnished, as to form in all material respects with the requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act of 2010, as amended, as the case may be, and applicable to such Company SEC Reports and (iii) except to the extent that information contained in a Company SEC Report has been revised, amended, modified or superseded by a later filed or furnished Company SEC Report, did not or will not at the time they were or are filed or furnished contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading in any material respect.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained (including by incorporation by reference) in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, all in accordance with GAAP, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments (none of which are reasonably expected to be material).

(c) The information to be supplied by or on behalf of the Company in writing for inclusion in the Schedule TO or the Offer Documents, on the date the Schedule TO is filed with the SEC and on the date the Offer Documents are first published, sent or given to holders of shares of Company Common Stock, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading in any material respect.

(d) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, any such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(e) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to provide reasonable assurance that all information concerning the Company that could have a material effect on the financial statements is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of Nasdaq.

3.6 No Undisclosed Liabilities. Except as disclosed in the Company Balance Sheet and except for liabilities incurred in the Ordinary Course of Business since the date of the Company Balance Sheet and liabilities incurred in connection with the entry into this Agreement and the consummation of the Offer and the Merger, the Company and its Subsidiaries do not have any liabilities of any nature that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect.

3.7 Absence of Certain Changes or Events. (a) Since the date of the Company Balance Sheet, there has not been a Company Material Adverse Effect, and (b) except as contemplated or expressly permitted by this Agreement (including those matters contemplated by Section 5.1 and Section 5.2 or listed in Section 5.1 of the Company Disclosure Schedule) and except in connection with any COVID-19 Measures or COVID-19 Response, from the date of the Company Balance Sheet until the date of this Agreement, except as contemplated hereby, (i) the business of the Company and its Subsidiaries, taken as a whole, (ii) has been conducted in the Ordinary Course of Business and (iii) none of the Company or any of its Subsidiaries has taken any action that would have required the consent of the Parent under Section 5.1 of this Agreement (other than paragraphs (b), (g), (h) and (j) of Section 5.1 and paragraph (w) of Section 5.1 as it relates to paragraphs (b), (g), (h) and (j) of Section 5.1) had such action or event occurred after the date of this Agreement.

3.8 Taxes.

(a) All income and other material Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries, or with respect to any of their respective income, assets, or operations, have been timely filed with the appropriate Governmental Entity in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are correct and complete in all material respects. The Company and each of its Subsidiaries has paid (or caused to be paid) on a timely basis all material Taxes due and owing by the Company and/or its Subsidiaries, other than Taxes that are being contested in good faith through appropriate proceedings and for which the most recent financial statements contained in the Company SEC Reports reflect an adequate reserve in accordance with GAAP. Since the date of the most recent financial statement, neither the Company nor its Subsidiaries has incurred any Taxes, other than Taxes resulting from its operations in the Ordinary Course of Business.

(b) All deficiencies asserted or assessments made as a result of any examinations by any Governmental Entity of the Tax Returns of, or including, the Company or its Subsidiaries have been fully paid when due. No audits, examinations, investigations or other administrative proceedings or court proceedings are presently pending, or have been threatened or proposed in writing, with regard to any Taxes or Tax Returns filed by or on behalf of the Company or its Subsidiaries. In the last six years, neither the Company nor any of its Subsidiaries has agreed or settled any action in respect of Taxes. There are no Liens other than Permitted Liens for Taxes on any of the assets or properties of the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes, other than a group of which the Company was the common parent. Neither the Company nor any of its Subsidiaries has any liability for any Taxes of any Person (other than the Company and its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of Tax law in any jurisdiction) or as a transferee or successor, or (ii) pursuant to any Tax sharing or Tax indemnification agreement or other similar agreement (other than pursuant to commercial agreements that are not primarily related to Taxes).

(d) Neither the Company nor any of its Subsidiaries has entered into any “reportable transaction” other than a “loss transaction” (or substantially similar transaction) within the meaning of Treasury Regulation Section 1.6011-4(b).

(e) The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the withholding of Taxes and have duly and timely withheld and paid over to the appropriate Governmental Entity all amounts required to be so withheld and paid under Tax Law.

(f) The Parent has received or the Company has made available to the Parent complete copies of (i) all income and other material Tax Returns of the Company and its Subsidiaries for Tax periods ending after January 1, 2019 and (ii) any report or other similar correspondence issued to the Company or such Subsidiary by any Governmental Entity with respect to any Tax audit or examination.

(g) No claim has been made in writing by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return such that the Company or such Subsidiary, as the case may be, is or may be subject to taxation in that jurisdiction.

(h) The Company and its Subsidiaries use the accrual method of accounting for Tax purposes.

(i) None of the Company or its Subsidiaries (i) has requested any extension of time within which to file any material Tax Return, which material Tax Return has since not been filed or (ii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(j) The Company does not own any interest in an entity, nor is it a party to any contractual arrangement, joint venture or other arrangement, that is or could be characterized as a partnership for U.S. federal income Tax purposes.

(k) The Company is not a “United States real property holding corporation” within the meaning of Section 897 of the Code, and has not been a “United States real property holding corporation” during the five-year period ending on the date of this Agreement.

(l) Neither the Company nor any of its Subsidiaries has a permanent establishment in any country other than the United States of America.

(m) Neither the Company nor any of its Subsidiaries has ever constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with any Transaction contemplated by this Agreement.

(n) Neither the Company nor any of its Subsidiaries will be required to include any item of income, or exclude any deduction, in the computation of taxable income (including any Company or Subsidiary item that may be included in the computation of the taxable income of the Parent or any of its Affiliates) for any taxable period or portion thereof ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) any prepaid amount received prior to the Closing Date, or (iii) any change of method of Tax accounting, closing agreement, or intercompany transaction made or entered into prior to the Closing Date.

(o) The Company and its Subsidiaries have provided or made available to the Parent all documentation relating to, and is in full compliance with all terms and conditions of, any Tax exemption, Tax holiday or other Tax reduction agreement or order of a territorial or non-U.S. government. The consummation of the Transactions will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday, or other Tax reduction agreement or order.

(p) Neither the Company nor its Subsidiaries has deferred the payment of any Taxes under any COVID-19 Measures which Taxes have not been paid as of the date of this Agreement.

(q) Epizyme Securities Corporation is, and at all times since its existence has been, properly treated as a “Massachusetts Security Corporation” for Massachusetts tax purposes.

(r) The Company has made available to the Parent a copy of the analysis, dated June 13, 2022, prepared by its tax advisors regarding whether or not there has been an ownership change with respect to the Company between March 31, 2014 and January 31, 2022 for purposes of Section 382 or 383 of the Code; provided, that the Company makes no representation or warranty under this Section 3.8(r) as to whether or not there had in fact been any such ownership change during such period.

(s) The representations and warranties of the Company contained in this Section 3.8 shall apply to any predecessor of the Company and its Subsidiaries (by merger or otherwise).

3.9 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 3.9(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all Company Leases and the location of the premises subject thereto. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Lease is in default under any of the Company Leases, except as would not be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any Person other than the Company and its Subsidiaries. The Company has made available to the Parent complete and accurate copies of all Company Leases.

3.10 Intellectual Property.

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date of this Agreement, of all Company Registered IP and identifies (i) the name of the owner(s), (ii) the jurisdiction of application/registration, (iii) the application, Patent or registration number and (iv) the application or registration date, as applicable, for each item of the Company Registered IP. To the Company’s Knowledge, each of the Patents and Patent applications, which are owned or purported to be owned by the Company or one of its Subsidiaries and included in the Company Registered IP, properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the applicable jurisdiction. All Company Registered IP owned or purported to be owned, in whole or in part, by the Company (the “Owned Company Registered IP”), in each case that is material to the business of the Company and its Subsidiaries, taken as a whole, is subsisting and, to the Company’s Knowledge (assuming, in the case of any such Owned Company Registered IP that is the subject of a pending application, the grant of such application), valid, enforceable, and in full force and effect. With respect to the Owned Company Registered IP, all other Company Registered IP for which the Company has responsibility for prosecution and maintenance activities, and, to the Company’s Knowledge, all other Company Registered IP, in each case that is material to the business of the Company and its Subsidiaries, taken as a whole, all necessary registration, maintenance, renewal and other relevant filing fees due through the Closing Date have been timely paid and, as to all Company Registered IP that is material to the business of the Company and its Subsidiaries, taken as a whole, to the Company’s Knowledge all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent, Trademark, Copyright, Internet domain name or other authorities in the United States of America or the applicable foreign jurisdiction, as the case may be, for the purpose of maintaining such Company Registered IP in full force and effect. As of the date of this Agreement, no interference, opposition, reissue, reexamination or other proceeding of any nature (other than pre-issuance patent prosecution activities being conducted before a Governmental Entity in the Ordinary Course of Business) is pending or, to the Company’s Knowledge, threatened, in which the use, scope, validity, enforceability or ownership of any Company Registered IP is being or has been contested or challenged. The Company and its Subsidiaries have complied with all Laws regarding the duty of disclosure, candor and good faith in connection with each Patent included in the Owned Company Registered IP and all other Company Registered IP for which the Company has responsibility for prosecution and maintenance activities.

(b) The Company or one of its Subsidiaries, as the case may be, (i) is the sole and exclusive owner of all right, title and interest in and to all Company Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, in each case, free and clear of all Liens other than Permitted Liens and (ii) has valid and continuing rights, pursuant to valid written agreements, to use all other Intellectual Property Rights licensed by the Company or any of its Subsidiaries, in each case in clause (i) and (ii) that is material to the business of the Company and its Subsidiaries, taken as a whole, as presently conducted by the Company as of the date of this Agreement. The Company or one of its Subsidiaries, as the case may be, has executed valid and enforceable written agreements with each of its former and current directors, officers and employees who were or are, as applicable, engaged in creating or developing any material Company Intellectual Property, pursuant to which each such Person has: (x) agreed to hold all Know-How and confidential information of the Company and its Subsidiaries in confidence both during and after such Person’s employment; and (y) presently assigned pursuant to a valid, enforceable agreement to the Company or one of its Subsidiaries, as applicable, all of such Person’s rights, title and interest in or to (or exclusive ownership of) all such Intellectual Property Rights created or developed for the Company or its Subsidiaries in the course of such Person’s employment thereby and the Company has maintained copies of each such executed written agreement. To the Company’s Knowledge, no party thereto is in default or breach of any such agreements.

(c) No funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution has been or is being used to create, in whole or in part, any material Company Intellectual Property, except for any such funding or use of facilities or personnel that does not result in such Governmental Entity or institution obtaining ownership rights to such Company Intellectual Property and does not require or otherwise obligate the Company or its Subsidiaries to grant or offer to any such Governmental Entity or educational institution any license or other right to such Company Intellectual Property (except for use rights during the term of the applicable agreement between the Company or one of its Subsidiaries and such Governmental Entity or educational institution), including the right to receive royalties for the practice of such Company Intellectual Property (other than pursuant to any In-bound License disclosed on Section 3.10(d) of the Company Disclosure Schedule). No current or former employee, consultant or independent contractor of the Company who contributed to the creation or development of any material Company Intellectual Property has, to the Company’s Knowledge, performed services for a Governmental Entity or any university, college, research institute or other educational institution related to the Company’s or its Subsidiaries’ business as presently conducted during the period of time during which such employee, consultant or independent contractor was also performing services for the Company or its Subsidiaries.

(d) Section 3.10(d) of the Company Disclosure Schedule sets forth each agreement pursuant to which the Company or one of its Subsidiaries (i) is granted a license or is assigned, granted, or provided or otherwise receives or is conveyed any right (including a right or option to receive a license or be free from suit), under any Intellectual Property Rights owned by any third party that is used by and material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, other than any nondisclosure agreements or off-the-shelf software licenses, in each case, with an annual cost of no more than $100,000 and which do not impose restrictions or non-asserts with respect to any Intellectual Property Rights material to and either owned by or exclusively licensed to the Company or any of its Subsidiaries (each such agreement covered by clause (i), an “In-bound License”), or (ii) grants to any third party a license or assigns, grants, or otherwise provides or conveys any right (including a right or option to receive a license or be free from a suit) under any material Company Intellectual Property or material Intellectual Property Rights licensed to the Company under an In-bound License, other than any nondisclosure agreements or non-exclusive outbound licenses entered into in the Ordinary Course of Business, in each case, which do not transfer ownership of Intellectual Property Rights from the Company or any of its Subsidiaries and other than non-exclusive rights granted solely for the purpose of providing services or conducting activities within the scope of such agreements (each such agreement covered by clause (ii), an “Out-bound License”).

(e) To the Company’s Knowledge, (i) the operation of the business of the Company and its Subsidiaries as currently conducted has not infringed (directly, contributorily, by inducement or otherwise) any Intellectual Property Rights of any Person, or misappropriated or otherwise violated any Intellectual Property Rights owned by any Person, and is not infringing any Intellectual Property Rights of any Person, or misappropriating or otherwise violating any Intellectual Property Rights owned by any Person, and (ii) no Person has infringed, misappropriated, or otherwise violated, or is infringing, misappropriating or otherwise violating any material Company Intellectual Property or any Intellectual Property Rights exclusively licensed to the Company or its Subsidiaries, except in each of clauses (i) and (ii) for any such infringement, misappropriation or other violation that is not reasonably likely to be material to the business of the Company and its Subsidiaries, taken as a whole. As of the date of this Agreement, no Legal Proceeding is pending (or, to the Company’s Knowledge, is threatened) (A) against the Company or its Subsidiaries alleging that the operation of the businesses of the Company and its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person (B) by the Company or its Subsidiaries that another Person has infringed, misappropriated or otherwise violated or is infringing, misappropriating or otherwise violating any Company Intellectual Property or any Intellectual Property Rights exclusively licensed to the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written notice or other written communication alleging that the operation of the business of the Company and its Subsidiaries has infringed, misappropriated or otherwise violated or is infringing, misappropriating or otherwise violating any Intellectual Property Rights of another Person, except for any such infringement, misappropriation or other violation that is not reasonably likely to have a Company Material Adverse Effect.

(f) The Company and its Subsidiaries have taken reasonable security and other measures, including measures against unauthorized disclosure, to protect and maintain the secrecy, confidentiality, and value of the Know-How and other confidential information included in the material Company Intellectual Property.

(g) None of the Company Intellectual Property or, to the Company’s Knowledge, any Intellectual Property Rights exclusively licensed to the Company or any of its Subsidiaries, is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of a dispute that adversely restricts the use, transfer, registration or licensing of, or adversely affects the validity or enforceability of, any such Company Intellectual Property or material Intellectual Property Rights exclusively licensed to the Company or its Subsidiaries.

(h) (i) The computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems, owned, leased or licensed by the Company and its Subsidiaries (collectively, the “Company Systems”) are sufficient in all material respects for the conduct of its business as presently conducted by Company and its Subsidiaries, (ii) in the twelve (12) months immediately prior to the date of this Agreement, there have been no failures, breakdowns or other adverse events materially affecting any such Company Systems that have caused a material disruption or interruption to the conduct of the business of the Company and its Subsidiaries as presently conducted, and (iii) to the Company’s Knowledge, in the twelve (12) months immediately prior to the date of this Agreement, there have not been any incidents of unauthorized access or other security breaches of the Company Systems.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the execution and delivery of this Agreement by the Company will not (i) result in the breach of, or create on behalf of any third party the right to terminate or modify any In-bound License or Out-bound License, (ii) result in or require the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company Intellectual Property or Intellectual Property Rights licensed to the Company or any of its Subsidiaries or (iii) cause a material loss or impairment of any Company Intellectual Property or Intellectual Property Rights licensed to the Company or any of its Subsidiaries.

3.11 Privacy and Cybersecurity.

(a) The Company, the Company’s Subsidiaries and, to the Company’s Knowledge, any Person acting for or on the Company’s or any of its Subsidiaries’ behalf have, since January 1, 2019, complied with (i) all applicable Privacy Laws, (ii) all of the Company’s and its Subsidiaries’ policies and notices regarding Personal Data, and (iii) all of the Company’s and its Subsidiaries’ contractual obligations with respect to Personal Data, except for matters that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect. Except as would not, individually or in the aggregate, be material to the Company (or in the case of (C), the Surviving Corporation) and its Subsidiaries, taken as a whole, (A) the Company and each of its Subsidiaries has implemented and maintained commercially reasonable policies, procedures and systems for receiving and appropriately responding to requests from individuals concerning their Personal Data, (B) none of the Company’s or any of its Subsidiaries’ privacy policies or notices have contained any material omissions or been materially misleading or deceptive and (C) following the Effective Time, the Surviving Corporation will have the same rights on substantially the same terms and conditions to continue to use Personal Data in the possession or control of the Company or any of its Subsidiaries as it had prior to the Effective Time.

(b) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and each of its Subsidiaries has implemented and at all times since January 1, 2019 maintained commercially reasonable and appropriate technical and organizational safeguards to protect confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure, (ii) the Company, and each of its Subsidiaries has taken commercially reasonable steps to require that any third party with access to Personal Data collected by or on behalf of the Company or any of its Subsidiaries has implemented and maintained the same and (iii) to the Company’s Knowledge, any third party that has provided Personal Data to the Company or any of its Subsidiaries has done so in compliance with applicable Privacy Laws, including providing any notice and obtaining any consent required by applicable Privacy Laws.

(c) (i) To the Company’s Knowledge, there have been no breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Data in the possession or control of the Company or any of its Subsidiaries or collected, used or processed by or on behalf of the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has provided or been legally required to provide any notices to any Person in connection with a disclosure of Personal Data, and (ii) neither the Company nor any of its Subsidiaries has, between January 1, 2019 and the date hereof, received any written notice of any claims (including notice from third parties acting on its behalf) of or investigations related to, or been charged with, the violation of any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Data.

(d) The Company and its Subsidiaries have implemented and maintain reasonable information security safeguards designed to protect the security, confidentiality, integrity and availability of the Company IT Systems consistent with industry practices, which safeguards have been described to the Parent. The Company and its Subsidiaries have implemented reasonable backup, business continuity and disaster recovery technology and arrangements consistent with industry practices.

3.12 Contracts.

(a) The Company has made available to the Parent a list (set forth in Section 3.12(a) of the Company Disclosure Schedule) and copies of each Company Material Contract to which the Company is a party as of the date of this Agreement.

(b) Each Company Material Contract is in full force and effect, enforceable against the Company or one or more of its Subsidiaries, as applicable, and, to the Company’s Knowledge, is enforceable against the other parties thereto, in each case, except to the extent it has previously expired in accordance with its terms or where the failure to be in full force and effect and enforceable, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract, except for violations or defaults that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(c) As of the date hereof, none of the Company or any of its Subsidiaries has received any written notice regarding any violation or breach or default under any Company Material Contract, except for notices regarding violations, breaches or defaults that, individually or in the aggregate, are not, and would not reasonably be expected to be, material the Company and its Subsidiaries (taken as a whole). As of the date hereof, none of the Company or any of its Subsidiaries has waived in writing any rights under any Company Material Contract, except for any waivers that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. As of the date of this Agreement, no party to any Company Material Contract has given the Company or any of its Subsidiaries (i) written notice of its intention to cancel or terminate any Company Material Contract or (ii) written notice of its intention to change the scope of rights under or to fail to renew any Company Material Contract, except in the case of each of clauses (i) and (ii), as have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(d) Since January 1, 2022, neither the Company nor any of its Subsidiaries has entered into any transaction that would be subject to disclosure pursuant to Item 404 of Regulation S-K that has not been disclosed in the Company SEC Reports.

3.13 Litigation. As of the date of this Agreement, there is no Legal Proceeding pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, in each case that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. As of the date of this Agreement, there is no legally-binding settlement, Order, corporate integrity agreement, monitoring agreement, consent decree, settlement order, or similar agreement to which the Company or any of its Subsidiaries is subject, nor is the Company or any of its Subsidiaries in breach or violation of any Order, except in each case as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Company’s Knowledge, threatened, other than any investigations or reviews that would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

3.14 Environmental Matters.

(a) Except for matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect: (i) neither the Company nor any of its Subsidiaries is in violation of any Environmental Law; and (ii) the Company and its Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law and the Company and its Subsidiaries are in compliance with such permits, licenses and other authorizations.

(b) The only representations and warranties of the Company in this Agreement as to any environmental matters or any other obligation or liability with respect to Hazardous Substances or materials of environmental concern are those contained in this Section 3.14. Without limiting the generality of the foregoing, the representations and warranties contained in Sections 3.16 and 3.17 do not relate to environmental matters.

3.15 Employee Benefit Plans.

(a) Section 3.15(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all material Company Employee Plans.

(b) With respect to each Company Employee Plan in effect on the date of this Agreement, the Company has made available to the Parent a complete and accurate copy of (i) such Company Employee Plan, (ii) the most recent annual report (Form 5500) filed with the IRS, if any, and (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan.

(c) Each Company Employee Plan is being administered in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms, except failures to so administer such Company Employee Plan as are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(d) With respect to the Company Employee Plans, (i) there are no benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP, except failures to make such contributions or accruals for contributions as are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (ii) as of the date hereof, there are no material claims pending or, to the Company’s Knowledge, threatened, other than routine claims for benefits, (iii) to the Company’s Knowledge, there have been no “prohibited transactions” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code), and (iv) all material reports, returns and similar documents required to be filed with any Governmental Entity or distributed to any Company Employee Plan participant have been timely filed or distributed.

(e) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or are based on prototype or volume submitter documents that, to the Company’s Knowledge, have received such letters, and no such determination letter has been revoked and revocation has not been threatened, and, to the Company’s Knowledge, no act or omission has occurred, that would adversely affect its qualification except, in each case, as is not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(f) Neither the Company nor any of its ERISA Affiliates (i) maintains or has previously maintained any “pension plan” (within the meaning of Section 3(2) of ERISA) that is subject to Section 412 of the Code or Title IV of ERISA or (ii) is or at any period was obligated to contribute to any “multiemployer plan” (as described in Section 4001(a)(3) of ERISA) and no circumstances exist pursuant to which the Company or any of its Subsidiaries would reasonably be expected to have any liability on or after the Closing Date with respect to such a plan that is sponsored or contributed to by any current or former (at any relevant time) ERISA Affiliate thereof in any material respect.

(g) Neither the Company nor any of its Subsidiaries is a party to any written (i) agreement with any stockholders, director, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee or (D) providing any payment or compensation subject to Section 280G of the Code or any Tax gross up for Taxes imposed under Sections 409A or 4999 of the Code in connection with the transactions contemplated by this Agreement; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(h) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any Person, except as required by applicable law.

(i) There have not since January 1, 2019 been any Company Employee Plans that are subject to any law other than U.S. federal, state or local Law.

3.16 Compliance With Laws.

(a) The Company and each of its Subsidiaries is, and since January 1, 2019 has been, in compliance with, and is not in violation of, any applicable Law or Order with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have a Company Material Adverse Effect, none of the Company or any of its Subsidiaries has, since January 1, 2019: (i) received any written notice from any Governmental Entity regarding any violation or failure to comply with any applicable Law or Order; or (ii) provided any written notice to any Governmental Entity regarding any violation or failure to comply with any applicable Law or Order, which notice in either case remains outstanding or unresolved as of the date of this Agreement.

(b) Since January 1, 2019, neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any of their respective directors, officers, employees, agents or distributors, has violated in any material respect, or is currently in violation in any material respect of, any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-bribery or anti-corruption laws, rules or regulations (together, the “Anti-Bribery Laws”). Between January 1, 2019 and the date hereof, none of the Company, its Subsidiaries, or any of their respective directors, officers, or employees, or, to the Company’s Knowledge, any other third party representatives acting on behalf of the Company or its Subsidiaries has, in connection with or relating to the business of the Company or its Subsidiaries, received from any Governmental Entity any written notice, inquiry, or allegation, made any voluntary or involuntary disclosure to a Governmental Entity, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to any Anti-Bribery Laws.

(c) The Company and its Subsidiaries are, and since January 1, 2019 have been, in compliance, in all material respects, with all applicable economic sanctions and export and import control laws, including those administered by the U.S. Department of Commerce, the U.S. Department of State and the Office of Foreign Assets Control of the U.S. Department of the Treasury (collectively, “International Trade Laws”). Between January 1, 2019 and the date hereof, none of the Company, its Subsidiaries, or any of their respective directors, officers, or employees, or, to the Company’s Knowledge, any other third party representatives acting on behalf of the Company or its Subsidiaries has, in connection with or relating to the business of the Company or its Subsidiaries, received from any Governmental Entity any written notice, inquiry, or allegation, made any voluntary or involuntary disclosure to a Governmental Entity, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to any International Trade Laws, except in each case as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

3.17 Permits; Regulatory Matters.

(a) The Company and each of its Subsidiaries have all permits, licenses, registrations, authorizations, certificates, orders, approvals, franchises, variances and other similar rights issued by or obtained from any Governmental Entities (collectively, “Permits”) required to conduct its business as currently conducted, including all such Permits required by the FDA or foreign equivalent Regulating Authorities (as defined herein), such as allowance of an Investigational New Drug application or foreign equivalent application (“IND”) and approval of a New Drug Application or foreign equivalent application (“NDA”), and any other federal, state or foreign agencies or bodies engaged in the regulation of drug products (together with the FDA, the “Regulating Authorities”), except for such Permits the absence of which, individually or in the aggregate, are not material to the Company and its Subsidiaries, taken as a whole (the “Company Authorizations”).

(b) The Company Authorizations are in full force and effect. The Company and each of its Subsidiaries is in compliance in all material respects under such Company Authorizations. Except for matters that, individually or in the aggregate, are not material to the Company and its Subsidiaries, taken as a whole, since January 1, 2019, all applications, reports, notices and other documents required to be filed by the Company and its Subsidiaries with all Regulating Authorities have been filed and were complete and accurate on the date filed (or were corrected in or supplemented by a subsequent filing). None of the Company, any Subsidiary of the Company, and to the Company’s Knowledge, any officer, employee or agent of the Company or any of its Subsidiaries has been convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in (i) disqualification or debarment by the FDA under 21 U.S.C. Sections 335(a) or (b), or any similar law, rule or regulation of any other Regulating Authority, or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar law, rule or regulation of any Regulating Authority.

(c) Except for matters that, individually or in the aggregate, are not material to the Company and its Subsidiaries, taken as a whole, since January 1, 2019, the Company and each of its Subsidiaries: (i) is and at all times has been in compliance, to the extent applicable, with all statutes, rules, regulations (including all applicable requirements relating to Good Manufacturing Practices, Good Clinical Practices and Good Laboratory Practices), and with all orders and final guidance administered or issued by the FDA or any other Regulating Authority exercising comparable authority, applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product tested, developed, promoted, marketed, manufactured or distributed by the Company and each of its Subsidiaries; (ii) has not received any written notice or correspondence from any Regulating Authority alleging or asserting any noncompliance with any Company Authorizations; and (iii) has not received written notice that any Regulating Authority has taken or is intending to take action to limit, suspend, modify or revoke any Company Authorizations and, to the Company’s Knowledge, there is no action or proceeding pending or threatened (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case alleging that such Regulating Authority is considering such action. Since January 1, 2019, except for matters that, individually or in the aggregate, are not material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any officer or employee of the Company or any of its Subsidiaries, have made an untrue statement of a material fact or fraudulent statement to any Regulating Authority relating to the Company Authorizations or failed to disclose a material fact required to be disclosed to any Regulating Authority relating to the Company Authorizations.

(d) Except as is not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the studies, tests and preclinical and clinical trials, if any, conducted by or on behalf of the Company or any of its Subsidiaries are being conducted or have been conducted in accordance with the applicable protocol for such study or trial, good laboratory practices and good clinical practices and applicable Law. Except for notices that, individually or in the aggregate, are not material to the Company and its Subsidiaries, taken as a whole, since January 1, 2019, neither the Company nor any of its Subsidiaries has received any written notices or correspondence from the FDA or any other Regulating Authority or any institutional review board or comparable authority requiring the termination, clinical hold or partial clinical hold, suspension or material modification of any IND, studies, tests or preclinical or clinical trials conducted by or on behalf of the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries has received written notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from the FDA alleging that any operation or activity of the Company is in material violation of the FDCA or the respective counterparts thereof promulgated by applicable state Governmental Entities. As of the date of this Agreement, no Regulating Authority has threatened in writing, or commenced any action, to place a clinical hold order or suspend any ongoing clinical trial conducted by or on behalf of the Company or any of its Subsidiaries, and no material civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, inquiry, proceeding or request for information is pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries is a party to any Order imposed by any regulatory authority or Governmental Entity. Neither the Company nor any of its Subsidiaries is subject to any investigation that is pending or, to the Company’s Knowledge, that is pending and not served or threatened or that has been threatened, in each case by (i) the FDA (ii) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. §1320a-7b(b) or the Federal False Claims Act (31 U.S.C. §3729)).

3.18 Labor Matters.

(a) Section 3.18(a) of the Company Disclosure Schedule lists all of the employees and individual independent contractors of the Company and its Subsidiaries, including (i) name; (ii) job title (including, if a non-employee, non-employee status and whether full-time or part-time); (iii) date of hire or engagement; (iv) location of work; (v) annual rate of base salary or hourly compensation; (vi) target annual incentive compensation; (vii) vacation and other paid time off accrual; (viii) the classification of such individual as an employee or independent contractor; and (ix) whether such employee or independent contractor is employed or engaged pursuant to a Contract. Since January 1, 2019, neither the Company nor any of its Subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of WARN or issued any notification of a plant closing or mass layoff required by WARN without complying with WARN.

(b) The Company and its Subsidiaries are in compliance with all applicable laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control and employee classification, except for such failures to comply that, individually or in the aggregate, are not material to the Company and its Subsidiaries, take as a whole. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining agreement with any labor organization and no employees of the Company or its Subsidiaries are represented by a union. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is the subject of any Legal Proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. As of the date of this Agreement, there are no pending or, to the Company’s Knowledge, threatened labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of its Subsidiaries.

(c) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, to the Company’s Knowledge, no employee or individual independent contractor of the Company is in violation of any employment or consulting Contract, restrictive covenant, common law nondisclosure obligation, fiduciary duty, or other obligation: (i) to the Company or its Subsidiaries or (ii) to a former employer or engager of any such individual relating (A) to the right of any such individual to work for the Company or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

3.19 Opinion of Financial Advisor. The Company Board has received the opinion of MTS Securities, LLC to the effect that, as of the date of such opinion and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the Offer Price and the Merger Consideration to be received by the holders of the Company Common Stock (other than Parent, the Purchaser and their respective Affiliates, holders of shares of Company Common Stock to be cancelled pursuant to Section 2.6(b) and holders of Dissenting Shares) pursuant to the Offer and the Merger is fair, from a financial point of view, to such holders.

3.20 Section 203 of the DGCL. Assuming the accuracy of the representations and warranties of the Parent and the Purchaser in Section 4.6, the Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203 of the DGCL) shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement.

3.21 Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except as disclosed in Section 3.21 of the Company Disclosure Schedule.

3.22 Title to Assets. The Company and its Subsidiaries own, and have good and valid title to, all material tangible assets purported to be owned by them, including: (a) all material tangible assets reflected on the Company Balance Sheet; and (b) all other material tangible assets reflected in the books and records of the Company or its Subsidiaries as being owned by the Company or its Subsidiary. All of said tangible assets are owned by the Company and its Subsidiaries free and clear of any Liens, except for Permitted Liens. The Company and its Subsidiaries are the lessees of, and hold valid leasehold interests in, all material assets purported to have been leased by them, including: (A) all material assets reflected as leased on the Company Balance Sheet; and (B) all other such assets reflected in the books and records of the Company and its Subsidiaries as being leased to the Company and its Subsidiaries, and, as of the date of this Agreement, the Company and its Subsidiaries enjoy undisturbed possession of such leased assets.

3.23 Insurance. Section 3.23 of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of all material insurance policies, surety and fidelity bonds that provide coverage for or are maintained by, at the expense of, or for the benefit of the Company or any of its Subsidiaries (each an “Insurance Policy” and collectively, the “Insurance Policies”), including, for each Insurance Policy, the type of policy, the policy number, name of the insurer, policy period, deductible or retention and policy limits. The Company has made available to the Parent true and accurate copies of the Insurance Policies. Each of the Insurance Policies is in full force and effect (or has been renewed in the Ordinary Course of Business), as of the date hereof the limits of the Insurance Policies have not been materially eroded and the aggregate limits have not been exhausted, all premiums due to date thereunder have been paid in full, and none of the Company or any of its Subsidiaries is in material default with respect to its obligations under any of the Insurance Policies. From January 1, 2019 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written communication notifying it of any (a) premature cancellation or invalidation of any Insurance Policy (except with respect to policies that have been replaced with similar policies), (b) refusal of any material coverage or rejection of any material claim under any Insurance Policy or (c) material adjustment in the amount of the premiums payable with respect to any Insurance Policy. The Company and its Subsidiaries have properly reported, in accordance with the terms and conditions of the Insurance Policies, any material claims for which coverage is available under the Insurance Policies, and, as of the date of this Agreement, there is no pending material claim by the Company or any of its Subsidiaries against any insurance carrier under any of the Insurance Policies.

3.24 No Other Parent or Purchaser Representations or Warranties. The Parent and the Purchaser hereby acknowledge and agree that, except for the representations and warranties set forth in Article IV, (a) neither the Parent nor the Purchaser nor any of their respective Subsidiaries, Affiliates, stockholders or Representatives, or any other Person, has made or is making any express or implied representation or warranty with respect to the Parent, the Purchaser or any of their respective Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Company or any of its Affiliates, stockholders or Representatives, or any other Person, or, except as otherwise expressly set forth in this Agreement, had or has any duty or obligation to provide any information to the Company or any of its Affiliates, stockholders or Representatives, or any other Person, in connection with this Agreement, the transactions contemplated hereby or otherwise, and (b) to the fullest extent permitted by law, neither the Parent nor the Purchaser nor any of their respective Subsidiaries, Affiliates, stockholders or Representatives, or any other Person, will have or be subject to any liability or indemnification or other obligation of any kind or nature to the Company or any of its Affiliates, stockholders or Representatives, or any other Person, resulting from the delivery, dissemination or any other distribution to the Company or any of its Affiliates, stockholders or Representatives, or any other Person, or the use by the Company or any of its Affiliates, stockholders or Representatives, or any other Person, of any such information provided or made available to any of them by the Parent or the Purchaser or any of their respective Subsidiaries, Affiliates, stockholders or Representatives, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to the Company or any of its Affiliates, stockholders, or Representatives, or any other Person, in “data rooms,” confidential information memoranda, management presentations or otherwise in anticipation or contemplation of the Offer, the Merger or any other transaction contemplated by this Agreement, and (subject to the express representations and warranties of the Parent and the Purchaser set forth in Article IV) neither the Company nor any of its Affiliates, stockholders or Representatives, or any other Person, has relied on any such information (including the accuracy or completeness thereof).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE PURCHASER

The Parent and the Purchaser, jointly and severally, represent and warrant to the Company that the statements contained in this Article IV are true and correct.

4.1 Organization, Standing and Power. Each of the Parent and the Purchaser is a corporation duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification legally required, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Parent Material Adverse Effect. Parent has delivered or made available to the Company complete and correct copies of the certificate or articles of incorporation and bylaws, or similar organizational documents as amended through the date of this Agreement, of Purchaser and Parent.

4.2 Authority; No Conflict; Required Filings and Consents.

(a) Each of the Parent and the Purchaser has all requisite corporate power and authority to enter into this Agreement (and, in the case of Parent, the CVR Agreement) and, subject to the adoption of this Agreement by the Parent as the sole stockholder of the Purchaser (which shall occur immediately after the execution and delivery of this Agreement), to consummate the transactions contemplated hereby and thereby. The execution and delivery of, and the consummation of the transactions contemplated by, this Agreement (and, in the case of the Parent, the CVR Agreement) by the Parent and the Purchaser have been duly authorized by all necessary corporate action on the part of each of the Parent and the Purchaser, subject to the adoption of this Agreement by the Parent as the sole stockholder of the Purchaser (which shall occur immediately after the execution and delivery of this Agreement). This Agreement has been duly executed and delivered by each of the Parent and the Purchaser and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of each of the Parent and the Purchaser, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception. As of the Acceptance Time, the CVR Agreement shall have been duly executed and delivered by the Parent and, assuming the due authorization, execution and delivery of the CVR Agreement by the Rights Agent, shall constitute the valid and binding obligation of the Parent, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution and delivery of this Agreement (and, in the case of Parent, the CVR Agreement) by each of the Parent and the Purchaser do not, and the consummation by the Parent and the Purchaser of the transactions contemplated by this Agreement (and, in the case of Parent, the CVR Agreement) shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation, bylaws or other organizational documents of the Parent or the Purchaser, (ii) conflict with, or result in any violation or breach of, or constitute a default or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit under, or require a consent or waiver under, any of the terms, conditions or provisions of any Contract that is material to the Parent or the Purchaser, (iii) result in the creation of a Lien upon any of the respective properties or assets of the Parent or the Purchaser or (iv) subject to compliance with the requirements specified in clauses (i), (ii), (iii), (iv) and (v) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Parent or the Purchaser or any of its or their respective properties or assets, except in the case of clauses (ii), (iii) and (iv) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of common stock of the Parent are listed for trading is required by or with respect to the Parent or the Purchaser under any applicable Law in connection with the execution and delivery of this Agreement (and, in the case of Parent, the CVR Agreement) by the Parent or the Purchaser or the consummation by the Parent or the Purchaser of the transactions contemplated by this Agreement (and, in the case of Parent, the CVR Agreement), except for (i) the pre-merger notification requirements under the HSR Act and any other applicable Antitrust Laws, (ii) the filing of the Certificate of Merger with the Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) required filings of the Offer Documents and the Schedule 14D-9 under the Exchange Act, (iv) the filing of such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws, the rules and regulations of the Euronext Paris Stock Exchange, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, are not reasonably likely to have a Parent Material Adverse Effect.

(d) No vote of the holders of any class or series of the Parent’s capital stock or other securities is necessary for the consummation by the Parent of the transactions contemplated by this Agreement or the CVR Agreement.

4.3 Information Provided. The information to be supplied by or on behalf of the Parent or the Purchaser in writing for inclusion in the Schedule 14D-9, on the date the Schedule 14D-9 is filed with the SEC and on the date the Schedule 14D-9 is first published, sent or given to holders of shares of Company Common Stock, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading in any material respect.

4.4 Operations of the Purchaser. The Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.5 Available Funds. The Parent and the Purchaser have, and will, at the Acceptance Time and at the Closing have, sufficient funds available to enable the payment by the Parent or the Purchaser in cash of all amounts required to be paid by the Parent or the Purchaser at the Acceptance Time and at Closing in connection with the transactions contemplated by this Agreement, including the payment of the Cash Consideration for each share of Company Common Stock tendered pursuant to the Offer, and will, at the Closing, have sufficient cash resources available to enable the payment of the Payment Fund, the cash payments owing to holders of Company Stock Options and Company RSUs under Section 2.8 at the Closing and the payment of all fees and expenses related to or arising out of the transactions contemplated by this Agreement.

4.6 Ownership of Company Common Stock. None of the Purchaser or the Parent or any of their “Affiliates” or “Associates” directly or indirectly “owns,” beneficially or otherwise, and at all times during the three-year period prior to the date of this Agreement, none of the Purchaser, the Parent or any of their respective “Affiliates” or “Associates” directly or indirectly has “owned,” beneficially or otherwise, any of the outstanding Company Common Stock, as those terms are defined in Section 203 of the DGCL.

4.7 Litigation. As of the date of this Agreement, there is no Legal Proceeding pending and of which the Parent has been notified or, to the Parent’s knowledge, threatened against the Parent or any of its Subsidiaries, in each case that, individually or in the aggregate, is reasonably likely to have a Parent Material Adverse Effect. As of the date of this Agreement, there are no Orders outstanding against the Parent or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a Parent Material Adverse Effect.

4.8 Other Agreements or Understandings. The Parent has disclosed to the Company all Contracts (and, with respect to those that are written, the Parent has furnished to the Company correct and complete copies thereof) between or among the Parent, the Purchaser, or any Affiliate of the Parent, on the one hand, and any member of the board of directors or management of the Company or any of its Subsidiaries.

4.9 Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of the Parent or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

4.10 Independent Investigation. Each of the Parent and the Purchaser acknowledges that it has conducted to its satisfaction its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company’s Subsidiaries and that each of the Parent and the Purchaser and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company and the Company’s Subsidiaries that it and its Representatives have desired or requested to review for such purpose, and that it and its Representatives have had a full opportunity to meet with the management of the Company and the Company’s Subsidiaries and to discuss the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company’s Subsidiaries.

4.11 No Other Company Representations or Warranties. The Parent and the Purchaser hereby acknowledge and agree that, except for the representations and warranties set forth in Article III (in each case as qualified and limited by the Company Disclosure Schedule), (a) none of the Company or any of its Subsidiaries, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person, has made or is making any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Parent, the Purchaser or any of their respective Affiliates, stockholders or Representatives, or any other Person, or, except as otherwise expressly set forth in this Agreement, had or has any duty or obligation to provide any information to the Parent, the Purchaser or any of their respective Affiliates, stockholders or Representatives, or any other Person, in connection with this Agreement, the transactions contemplated hereby or otherwise, and (b) to the fullest extent permitted by law, none of the Company or any of its Subsidiaries, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person, will have or be subject to any liability or indemnification or other obligation of any kind or nature to the Parent, the Purchaser or any of their respective Affiliates, stockholders or Representatives, or any other Person, resulting from the delivery, dissemination or any other distribution to the Parent, the Purchaser or any of their respective Affiliates, stockholders or Representatives, or any other Person, or the use by the Parent, the Purchaser or any of their respective Affiliates, stockholders or Representatives, or any other Person, of any such information provided or made available to any of them by the Company or any of its Subsidiaries, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to the Parent, the Purchaser or any of their respective Affiliates, stockholders, or Representatives, or any other Person, in “data rooms,” confidential information memoranda, management presentations or otherwise in anticipation or contemplation of the Offer, the Merger or any other transaction contemplated by this Agreement, and (subject to the express representations and warranties of the Company set forth in Article III (in each case as qualified and limited by the Company Disclosure Schedule)) none of the Parent, the Purchaser or any of their respective Affiliates, stockholders or Representatives, or any other Person, has relied on any such information (including the accuracy or completeness thereof).

4.12 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company and its Subsidiaries by the Parent and the Purchaser and their respective Affiliates, stockholders and Representatives, the Parent and the Purchaser and their respective Affiliates, stockholders and Representatives have received and may continue to receive after the date hereof (including pursuant to Section 6.3(b)) from the Company and its Affiliates, stockholders and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. The Parent and the Purchaser hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which the Parent and the Purchaser are familiar, that the Parent and the Purchaser are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that the Parent and the Purchaser will have no claim against the Company or any of its Subsidiaries, or any of their respective Affiliates, stockholders or Representatives, or any other Person, with respect thereto. Accordingly, the Parent and the Purchaser hereby acknowledge and agree that none of the Company or any of its Subsidiaries, nor any of their respective Affiliates, stockholders or Representatives, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans). The Parent and the Purchaser each expressly disclaims that it is relying upon or has relied upon any representations or warranties or other statements or omissions that may have been made by the Company or any Person with respect to the Company or any of its Subsidiaries other than the representations and warranties set forth in this Agreement. The Parent and the Purchaser each expressly disclaims any obligation or duty by the Company or any of its Subsidiaries or any of their respective Affiliates, equityholders or Representatives to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in this Agreement.

ARTICLE V

CONDUCT OF BUSINESS

5.1 Covenants of the Company. Except (1) as otherwise contemplated or permitted by this Agreement, (2) as required by applicable Law or by any Contract entered into prior to May 1, 2022 and in effect on the date hereof, (3) as set forth in Section 5.1 of the Company Disclosure Schedule, (4) in connection with any COVID-19 Measures or COVID-19 Response or (5) with the Parent’s prior consent (which shall not be unreasonably withheld, conditioned or delayed and it being understood that any requests for consent under this Section 5.1 shall also be sent by email to the individuals at the Parent set forth on Section 5.1 of the Company Disclosure Schedule), during the Pre-Closing Period, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to act and carry on its business in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as otherwise contemplated or permitted by this Agreement, as required by applicable Law or by any agreement, plan or arrangement in effect on the date hereof, as set forth in Section 5.1 of the Company Disclosure Schedule, or with the Parent’s consent (which shall not be unreasonably withheld, conditioned or delayed except as to subclauses (a), (b), (d), (i), (k), (m) (solely to the extent relating to restrictions on hiring) and (u) below for which the Company or its Subsidiaries shall not take any of the actions without the express prior written consent of the Parent; provided, however, that if such prior written consent is not obtained within five (5) Business Days of the Company’s request therefor, the consent shall be deemed to have been provided for such proposed action), during the Pre-Closing Period the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities, or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of Company Common Stock (A) from holders of Company Stock Options in full or partial payment of the exercise price, (B) from holders of Company Stock Options or Company RSUs in full or partial payment of any applicable Taxes payable by such holder upon exercise or vesting thereof, as applicable, to the extent required or permitted under the terms thereof or (C) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price or forfeiture of shares for no consideration, in each case under this clause (C) in connection with any termination of services to the Company or any of its Subsidiaries;

(b) except as permitted by Section 5.1(j), issue, deliver, sell, grant, pledge or otherwise dispose of or subject to any Lien other than any Permitted Lien any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, in each case other than the issuance of shares of Company Common Stock (i) upon the exercise of Company Stock Options outstanding on the date of this Agreement, (ii) upon settlement of Company RSUs outstanding on the date of this Agreement or (iii) pursuant to the Company ESPP;

(c) amend the Company’s certificate of incorporation, bylaws or other comparable charter or organizational documents;

(d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory and raw materials in the Ordinary Course of Business;

(e) sell, lease, sublease, license, sublicense, abandon, waive, relinquish, transfer, pledge, assign, swap, mortgage or otherwise dispose of or subject to any Lien other than any Permitted Lien any material properties or material assets of the Company or of any of its Subsidiaries other than (i) any sales, leases, subleases, licenses, sublicenses, abandonments, waivers, relinquishments, transfers, pledges, assignments, swaps, mortgages or dispositions of assets in the Ordinary Course of Business, (ii) any distributions expressly permitted under Section 5.1(a) or (iii) any non-exclusive licenses or sublicenses of Intellectual Property Rights granted to customers for the use of, or in connection with, Company products and services in the Ordinary Course of Business;

(f) adopt or implement any stockholder rights plan or similar arrangement;

(g) (i) incur, assume, guarantee or otherwise become liable for any Indebtedness (directly, contingently or otherwise), (other than (A) to the Company or one of its wholly-owned Subsidiaries, (B) letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the Ordinary Course of Business and (C) other Indebtedness (including Indebtedness under existing financing arrangements)) in an aggregate principal amount not to exceed $750,000 in the aggregate outstanding at any time, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, provided, however, that the Company may continue to make investments in accordance with its investment policy as in effect on the date hereof (a copy of which has been made available to the Parent), or (iv) other than in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in exchange rates;

(h) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $750,000 in the aggregate for the Company and its Subsidiaries, taken as a whole;

(i) make any material changes in accounting methods, principles or practices, except insofar as may be required by a change in GAAP;

(j) (i) accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding options, restricted stock units, performance stock units or restricted stock awards, other than as contemplated by this Agreement or (ii) grant any stock options or restricted stock units, except for the grants to new employees based on outstanding offer letters as set forth on Section 3.2(b) of the Company Disclosure Schedule;

(k) grant any material increase in the compensation or benefits payable or to become payable to any current or former director, officer or employee of the Company or any of its Subsidiaries or any contractor or consultant of the Company or any of its Subsidiaries who is an individual (including any entity owned and operated by one individual);

(l) terminate, modify or adopt any Employee Benefit Plan (or any arrangement that would constitute an Employee Benefit Plan, if adopted), it being understood that newly hired employees or newly promoted employees may become participants in such Employee Benefit Plans on the same terms and conditions as current employees who are similarly situated;

(m) commence or terminate the employment, change the title, office or position, or materially alter the responsibilities of any director, officer, employee, contractor or consultant of the Company or any of its Subsidiaries (except for terminations for cause or the hiring of employees when the following criteria related to such hiring are satisfied: (1) such employment is “at-will” and may be terminated at any time without the payment of severance other than in accordance with the Company Severance Practices, and (2) either (A) such employee either replaces an employee with a title below the level of vice president that departs or is terminated after the date hereof with an employee with a title at the same or lower level or fills one of the listed open positions listed on Section 5.1(m) of the Company Disclosure Schedule or (B) such employee’s proposed annual total compensation is less than $250,000 for up to ten (10) employees under this clause (B));

(n) except as required by applicable Law, negotiate or enter into any collective bargaining agreement or other Contract with any labor organization, union or employee organization relating to any employee of the Company or any of its Subsidiaries;

(o) (i) amend or modify in any material respect or terminate (other than in the Ordinary Course of Business) any Company Lease, Company Material Contract or any Contract listed on Section 5.1(o) of the Company Disclosure Schedule or waive, release or assign any material rights, claims or benefits under any Company Lease, Company Material Contracts or Contracts listed on Section 5.1(o) of the Company Disclosure Schedule, or (ii) enter into or renew any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement;

(p) incur, create or assume any Lien, other than Permitted Liens, with respect to any material asset of the Company or its Subsidiaries;

(q) acquire any fee or material leasehold interest in real property;

(r) form any Subsidiary or acquire any equity interest in any other Person, other than short-term investments;

(s) make, revoke or change any material Tax election, change (or request any taxing authority to change) any material method of Tax accounting or Tax accounting period, settle or compromise any Tax liability or refund claim, amend any Tax Return (other than in payroll Tax Returns in the Ordinary Course of Business), apply for any Tax ruling, enter into any closing agreement or other binding written agreement with any taxing authority or any material Tax sharing agreement, surrender any claim for a refund of Taxes, prepare any material Tax Return in a manner inconsistent with past practices with respect to the treatment of items on prior Tax Returns, or agree to an extension or waiver of the statute of limitations with respect to any assessment or determination of material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business);

(t) (i) settle or compromise any Legal Proceeding, other than solely for a monetary settlement (not involving injunctive relief, any admission of wrongdoing or violations of law) for an aggregate amount not in excess of $500,000, or (ii) waive any material right or release any other Party from any material obligation with respect to any material claim held by the Company or any of its Subsidiaries in respect of any Legal Proceeding, in each case, other than any suit or proceeding related to the transactions contemplated by this Agreement, which shall instead be governed by Section 6.13;

(u) sell, assign, transfer or license or otherwise dispose of, abandon or permit to lapse, or create or encumber, impair or incur any Lien other than any Permitted Lien on any material Company Intellectual Property, including any such material Company Intellectual Property relating to the products or product candidates of the Company or its Subsidiaries;

(v) terminate, cancel or make any material changes to the structure, limits or terms and conditions of, or otherwise fail to maintain any material Insurance Policies, including allowing the Insurance Policies to expire without renewing such Insurance Policies or obtaining comparable replacement coverage; or

(w) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

5.2 COVID-19 Response. Notwithstanding anything to the contrary contained herein, nothing herein shall prevent the Company or any of its Subsidiaries from the establishment of any commercially reasonable policy, procedure or protocol, in response to COVID-19 or any COVID-19 Measures, in each case only to the extent required by such applicable COVID-19 Measures.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) No Solicitation or Negotiation. Except as permitted by this Section 6.1, until the Specified Time, neither the Company nor any of its Subsidiaries shall, and the Company and its Subsidiaries shall direct and use reasonable best efforts to cause their respective Representatives not to, directly or indirectly:

(i) solicit or initiate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

(ii) other than informing Persons of the existence of the provisions of this Section 6.1, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information for the purpose of encouraging or facilitating, any Acquisition Proposal; or

(iii) amend, fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any securities of the Company or any of its Subsidiaries, except to the extent the Company Board (after consultation with outside counsel and financial advisors) determines that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

The Company shall be responsible for any conduct by a Representative of it or any its Subsidiaries that would constitute a breach of this Section 6.1(a) if such conduct were engaged in by the Company or its Subsidiaries. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, subject to compliance with Section 6.1(c), the Company may, upon receipt of an Acquisition Proposal from a Qualified Person which did not result from a material breach of this Section 6.1(a): (A) furnish non-public information with respect to the Company and its Subsidiaries to such Qualified Person (and the Representatives of such Qualified Person), pursuant to a confidentiality agreement not materially less restrictive with respect to the confidentiality obligations of the Qualified Person than the Confidentiality Agreement (provided, however, that all such information (to the extent that such information has not been previously provided or made available to the Parent) is provided or made available to the Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Qualified Person)); (B) engage in discussions or negotiations (including solicitation of revised Acquisition Proposals) with such Qualified Person (and the Representatives of such Qualified Person) regarding any Acquisition Proposal; or (C) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company Common Stock with such Qualified Person.

(b) No Change in Recommendation or Alternative Acquisition Agreement. Prior to the Specified Time:

(i) the Company Board shall not, except as permitted by this Section 6.1, withhold, withdraw or modify, in a manner adverse to the Parent, the recommendation by the Company Board with respect to the Offer (a “Company Board Recommendation Change”);

(ii) the Company shall not enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); and

(iii) the Company Board shall not, except as permitted by this Section 6.1, adopt, approve or recommend any Acquisition Proposal.

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement (including the provisions of this Section 6.1), at any time prior to the Acceptance Time:

(x) The Company Board may effect a Company Board Recommendation Change in response to an Acquisition Proposal that did not result from a material breach of Section 6.1(a) if: (i) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, that such Acquisition Proposal constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal; (ii) the Company Board shall have determined in good faith (after consultation with its outside counsel and financial advisor) that the failure to effect such a Company Board Recommendation Change in response to such Acquisition Proposal would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law; (iii) the Company has notified the Parent in writing at least three (3) Business Days prior to effecting such a Company Board Recommendation Change that it intends to effect such action, describing in reasonable detail the reasons for such Company Board Recommendation Change (a “Recommendation Change Notice”) (it being understood that the Recommendation Change Notice shall not constitute a Company Board Recommendation Change or a Trigger Event for purposes of this Agreement), including, if such Recommendation Change Notice is in response to an Acquisition Proposal, (A) the material terms and conditions of such Acquisition Proposal, (B) the identity of the Person making such Acquisition Proposal, and (C) a copy of the proposed definitive agreement for such Acquisition Proposal; (iv) if requested by the Parent, the Company shall have made its Representatives available to discuss with the Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement during the three (3) Business Day period following delivery by the Company to the Parent of such Recommendation Change Notice; and (v) if the Parent shall have delivered to the Company a written, binding and irrevocable offer to alter the terms or conditions of this Agreement during such three (3) Business Day period, the Company Board shall have determined in good faith (after consultation with outside counsel and its financial advisor), after considering the terms of such offer by the Parent, that the failure to effect such a Company Board Recommendation Change in response to such Acquisition Proposal would reasonably be expected to still be inconsistent with its fiduciary obligations under applicable Law; provided, however, any material amendment to the terms of any such Acquisition Proposal (whether or not in response to any changes proposed by the Parent pursuant to clause (iv) above), including any change in the type or amount of per share consideration or purchase price, after which the conditions set forth in clause (ii) above remain satisfied, shall require a new Recommendation Change Notice and an additional two (2)-Business Day period from the date of such Recommendation Change Notice during which the terms of clause (iv) above and this clause (v) shall apply, mutatis mutandis; and

(y) Other than in response to an Acquisition Proposal (which shall be subject to the above clause (x)), the Company Board may effect a Company Board Recommendation Change in response to any Change in Circumstances if: (i) the Company Board shall have determined in good faith (after consultation with its outside counsel and financial advisor) that the failure to effect a Company Board Recommendation Change in response to such Change in Circumstances would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law; (ii) the Company has provided to the Parent a Recommendation Change Notice describing in reasonable detail the reasons for such Company Board Recommendation Change; and (iii) if requested by the Parent, the Company shall have made its Representatives available for discussions and negotiations with the Parent’s Representatives regarding any proposed modifications to the terms and conditions of this Agreement during the three (3)-Business Day period following delivery by the Company to the Parent of such Recommendation Change Notice.

(c) Notices to the Parent. The Company shall promptly (within twenty-four (24) hours) advise the Parent orally, with written confirmation to follow, of the Company’s receipt of any written Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal, the identity of the Person making any such Acquisition Proposal, and to the extent applicable, promptly after receipt thereof, a copy of the proposed definitive agreement for such Acquisition Proposal.

(d) Certain Permitted Disclosure. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall prohibit the Company, any of its Subsidiaries or the Company Board from (i) taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder (none of which, in and of itself, shall be deemed to constitute a Company Board Recommendation Change), or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose could be inconsistent with its obligations under applicable law.

(e) Cessation of Ongoing Discussions. The Company shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, including terminating all access granted to any such Person or its Representatives to any physical or electronic dataroom. The Company shall promptly (within three (3) Business Days of the execution of this Agreement) request that each Person, if any, that has executed a confidentiality agreement in connection with its consideration of any Acquisition Proposal as part of the review and sale process that culminated with the execution of this Agreement (other than as contemplated by Section 6.1(a)) return or destroy all confidential information heretofore furnished to such Person by or behalf of the Company or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Person to the extent containing, reflecting or analyzing such confidential information); provided, however, that the foregoing shall not in any way limit or modify any of the Company’s rights under the other provisions of this Section 6.1.

6.2 Nasdaq Listing/De-Listing; Exchange Act Deregistration. Prior to the Effective Time, the Company shall use its commercially reasonable efforts to continue the listing of the Company Common Stock on Nasdaq. Prior to the Effective Time, the Company shall cooperate with the Parent and shall use reasonable efforts to take, or cause to be taken, all actions, and to do or cause to be done all things, necessary on its part under applicable Law and the rules and policies of Nasdaq to enable the de-listing by the Surviving Corporation of the Company Common Stock from Nasdaq and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

6.3 Confidentiality; Access to Information.

(a) Except as expressly modified herein, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(b) During the Pre-Closing Period, the Company shall (and shall cause each of its Subsidiaries to) afford to the Parent’s Representatives, solely for purposes of furthering the Offer and the Merger and the other transactions contemplated hereby or integration planning relating thereto, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with business operations (and in all cases subject to any measures implemented by the Company in connection with COVID-19 or any other pandemic, epidemic or disease outbreak), to all of its books, Contracts and records as the Parent shall reasonably request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and assets as the Parent may reasonably request; provided, however, that the Company shall not be required to permit any inspection or other access, or to disclose any information, (A) in connection with an Acquisition Proposal or a Trigger Event or (B) that in the reasonable judgment of the Company would: (1) result in the disclosure of any trade secrets of any third party, (2) violate any Laws or Contract or any obligation of the Company with respect to confidentiality or privacy, including under any privacy policy, or (3) upon advice of the Company’s outside legal counsel, jeopardize protections afforded the Company under the attorney-client privilege or the attorney work product doctrine. Any such information shall be subject to the Confidentiality Agreement. Prior to the Closing, neither the Parent nor the Purchaser shall (and each shall cause its Affiliates and Representatives not to) contact or communicate with any of the employees, licensors or suppliers of the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, without the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed).

6.4 Legal Conditions to the Merger.

(a) Subject to the terms hereof, including Section 6.1, Section 6.4(b) and Section 6.4(c), each party hereto shall each use its reasonable best efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, including with respect to making solicitations and recommendations to the record holders and beneficial owners of shares of Company Common Stock;

(ii) as promptly as practicable, obtain any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained by such party (or any of its Subsidiaries) from any Governmental Entity in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay any monies or agree to any material undertaking in connection with any of the foregoing;

(iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Offer and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act, any other applicable Antitrust Laws of the jurisdictions listed in Section 6.4 of the Company Disclosure Schedule and any related governmental request thereunder and (C) any other applicable law; and

(iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The parties hereto shall cooperate with each other in connection with the making of all such filings and submissions contemplated by the foregoing clauses (ii) or (iii), including providing copies of all such documents to the non-filing Person and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. Each party hereto shall use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, nothing contained in this Section 6.4(a) shall limit any obligation under any other provision in this Section 6.4.

(b) Without limiting the generality of anything contained in this Section 6.4, each of the Parent and the Company shall as soon as reasonably practicable and in any event within ten (10) Business Days following the date of this Agreement, if required, make an appropriate filing of a Notification and Report Form pursuant to the HSR Act (including seeking early termination of the waiting period under the HSR Act (if the applicable Governmental Entity is then accepting applications for such early termination)) with respect to the transactions contemplated by this Agreement. None of the Parent, the Purchaser or the Company shall commit to or agree with any Governmental Entity to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws or enter into a timing agreement with any Governmental Entity, without the prior written consent of the other parties.

(c) Subject to the terms hereof, the parties hereto shall, and shall cause each of their respective Subsidiaries to, cooperate and use their respective reasonable best efforts to obtain any government clearances or approvals required for the Closing under any Antitrust Law of the United States and the jurisdictions listed in Section 6.4 of the Company Disclosure Schedule (the “Applicable Antitrust Laws”), to promptly respond to any government requests for information under the Applicable Antitrust Laws, and to cause any waiting periods under the Applicable Antitrust Laws to expire or be terminated. Except to the extent prohibited by applicable Law, the parties hereto shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. Except to the extent prohibited by applicable law or Governmental Entities reviewing the transactions contemplated by this Agreement, the parties hereto will provide each other the opportunity to participate in meetings and other substantive conversations with any such Governmental Entities.

(d) Notwithstanding anything to the contrary in this Agreement, the Parent shall not be required to (i) commence or participate in litigation in order to obtain any waivers, consents, or approvals of any Governmental Entity, lift any injunction, or otherwise eliminate any legal bar to the consummation of the Transactions contemplated hereby, (ii) propose, negotiate, commit or offer to commit to the sale, divestiture or disposition of such assets or businesses of the Parent or, effective as of the Effective Time, the Surviving Corporation, or their respective Subsidiaries, or (iii) otherwise take, commit or offer to take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of the Parent, the Surviving Corporation or their respective Subsidiaries. The Company shall not proffer, make proposals, negotiate, execute, carry out or submit to any agreements or orders with any Governmental Entity in connection with the transactions contemplated by this Agreement.

6.5 Public Disclosure. Except as may be required by law or stock market regulations, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Parent and (b) the Parent and the Company shall use their respective commercially reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Offer, the Merger or this Agreement; provided, however, that these restrictions shall not apply to any Company communications in connection with an Acquisition Proposal, a Trigger Event or a Recommendation Change Notice.

6.6 Indemnification.

(a) From and after the Acceptance Time, each of the Parent and, from and after the Effective Time, the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each Indemnified Party against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under ERISA), and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), arising out of or pertaining to the fact that the Indemnified Party is or was, or has agreed to become, a director or officer of the Company, or is or was serving, or has agreed to serve, at the request of the Company, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would be required to indemnify such person under the DGCL, the Company’s certificate of incorporation or bylaws (as in effect as of the date of this Agreement) or the D&O Indemnification Agreement with such person. Each Indemnified Party will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such action, suit or proceeding and any appeal therefrom from each of the Parent and the Surviving Corporation to the fullest extent that the Company would be required to advance expenses to such person under the certificate of incorporation or bylaws of the Company or the D&O Indemnification Agreement with such person, within 10 Business Days of receipt by the Parent or the Surviving Corporation from the Indemnified Party of a request therefor; provided, that any Indemnified Party to whom expenses are advanced provides an undertaking, to the extent required by the DGCL in the event that the Company was providing the advancement, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such Indemnified Party is not entitled to indemnification under applicable Law.

(b) The Parent shall cause all rights to indemnification, advancement of expenses and exculpation from liabilities by the Company or its Subsidiaries existing in favor of those Persons who are Indemnified Parties for their acts and omissions as directors and officers, employees or agents of the Company or its Subsidiaries occurring at or prior to the Effective Time, as provided in the Company’s certificate of incorporation or bylaws (as in effect as of the date of this Agreement) and as provided in any indemnification agreements between the Company and said Indemnified Parties (as in effect as of the date of this Agreement) identified in Section 6.6(b) of the Company Disclosure Schedule (collectively, the “D&O Indemnification Agreements”), to survive the Merger and be observed and performed by the Surviving Corporation and any applicable Subsidiaries to the fullest extent permitted by the DGCL for a period of six (6) years from the Closing Date, which provisions governing such rights shall not be amended, repealed, abrogated or otherwise modified in any manner that would adversely affect any Indemnified Parties.

(c) From the Effective Time through the six-year anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the Surviving Corporation shall contain, and the Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Indemnified Parties as are presently set forth in the certificate of incorporation and bylaws of the Company and such Subsidiaries, and such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any Person benefited by such provisions without such person’s prior written consent. The Parent guarantees the full and timely performance of the obligations of the Surviving Corporation and its Subsidiaries under this Section 6.6(c).

(d) Subject to the next sentence, the Surviving Corporation shall either (i) maintain, and the Parent shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time the Current D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not exceed the Maximum Premium, or (ii) purchase a Reporting Tail Endorsement and maintain such endorsement in full force and effect for its full term. If the Company’s or the Surviving Corporation’s existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and the Parent shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Parties than the Current D&O Insurance. Notwithstanding anything to the contrary in this Agreement, the Company may, prior to the Acceptance Time, purchase a Reporting Tail Endorsement, provided that the Company does not pay more than six times the Maximum Premium for such Reporting Tail Endorsement. If a Reporting Tail Endorsement has been purchased by the Company prior to the Acceptance Time, the Parent shall cause such Reporting Tail Endorsement to be maintained in full force and effect for its full term and cause all obligations thereunder to be honored by the Surviving Corporation.

(e) In the event the Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfers all or substantially all of its properties and assets to any Person or (iii) consummates any division or conversion, then, and in each such case, proper provision shall be made so that the successors and assigns of the Parent or the Surviving Corporation, as the case may be, shall assume and succeed to the obligations set forth in this Section 6.6, including by operation of law if applicable.

(f) If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 6.6 that is denied by the Parent and/or the Company or the Surviving Corporation, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expenses, then the Parent, the Company or the Surviving Corporation shall pay the Indemnified Party’s costs and expenses, including reasonable legal fees and expenses, incurred by the Indemnified Party in connection with pursuing his or her claims to the fullest extent permitted by law.

(g) The provisions of this Section 6.6 are intended to be in addition to the rights otherwise available to any Indemnified Party by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

6.7 Notification of Certain Matters.

(a) Prior to the Specified Time, (i) the Parent shall give prompt written notice to the Company, of (A) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of the Parent or the Purchaser contained in this Agreement to be untrue or inaccurate in a manner that has had or is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Respect or (B) any material breach by the Parent or the Purchaser, as the case may be, of any covenant or agreement set forth in this Agreement, and (ii) the Company shall give prompt written notice to the Parent of (A) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any manner that would result in the failure of any of the conditions set forth in clauses (c)(ii) through (v) of Annex I or (B) any material breach by the Company of any covenant or agreement set forth in this Agreement.

(b) From and after the date of this Agreement, the Company and its Subsidiaries shall keep the Parent promptly informed of any material communication (written or oral) with or from the FDA or any other Regulating Authority related to tazemetostat. The Company and its Subsidiaries shall consult with, and consider any comment from, the Parent in good faith prior to making any material submissions to or having material discussions with the FDA or any other Regulating Authority, including in response to any notice or correspondence from the FDA or any other Regulating Authority.

(c) From and after the date of this Agreement, the Company and its Subsidiaries shall keep the Parent promptly informed of any actual, claimed or threatened breach under any of the Contracts set forth on Section 6.7(c) of the Company Disclosure Schedule.

6.8 Employee Benefits Matters.

(a) From and after the Acceptance Time, the Parent shall cause the Surviving Corporation to carry out all of its responsibilities under all Company Employee Plans and all employment, severance and termination plans and agreements and all other Contracts, agreements, arrangements, policies, plans and commitments of the Company and the Subsidiaries of the Company as in effect immediately prior to the Acceptance Time that are applicable to any current or former employees or directors of the Company or any Subsidiary of the Company, including under the Company Severance Practices, in each case in accordance with their terms as in effect immediately before the Acceptance Time. For a period of one year following the Effective Time or such shorter period as a Company Employee remains employed, the Parent shall provide, or shall cause to be provided, to each Company Employee (i) a base salary or wage rate no less favorable than the base salary or wage rate provided to such employee immediately before the Acceptance Time, (ii) commission opportunity no less favorable than the commission opportunity provided to such employee immediately before the Acceptance Time, (iii) annual bonus opportunity for 2022 no less favorable than the annual bonus opportunity provided to such employee immediately before the Acceptance Time and (iv) other employee benefits that are substantially comparable, in the aggregate, to the other benefits provided to such employee immediately before the Acceptance Time (excluding any bonuses and commission opportunities, which for the avoidance of doubt are respectively addressed in subclauses (ii) and (iii), or any equity-based arrangements or plans).

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the New Plans, each Company Employee shall, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Acceptance Time, to the same extent as such Company Employee was entitled, before the Acceptance Time, to credit for such service under any similar Company Employee Plan in which such Company Employee participated or was eligible to participate immediately prior to the Acceptance Time; provided, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is of the same type as the Company Employee Plan in which such Company Employee participated immediately before the Acceptance Time (such plans, collectively, the “Old Plans”), and (ii)(A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, the Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Acceptance Time and (B) the Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Subject to the first sentence of Section 6.8(a), nothing in this Agreement shall otherwise prohibit the Parent or any of its Subsidiaries from amending or terminating (in accordance with any applicable terms), or shall be construed as creating or amending any Company Employee Plans or any other compensation or benefit plans, programs, policies, practices, agreements and arrangements sponsored or maintained by the Company, Parent or any of their Subsidiaries, including each Company Employee Plan and New Plan, and nothing in this Agreement shall otherwise require Parent or any of its Subsidiaries to create or continue any particular compensation or benefit plan, program, policy, practice, agreement or arrangement after the Effective Time or to employ or continue to employ any particular person on any particular terms or at all. The provisions of this Section 6.8 are solely for the benefit of the parties to this Agreement, and no current or former employee, officer, director, manager or consultant, or any other individual associated therewith, shall be regarded for any purpose as a third party beneficiary of this Section 6.8. The provisions of Sections 6.8(a) and (b) shall not apply to persons employed by the Company or any of its Subsidiaries outside the United States, it being agreed that such persons shall be treated in accordance with applicable Law and the terms of any Contracts covering them.

6.9 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any of the transactions contemplated by this Agreement or the CVR Agreement, the parties hereto shall use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder and thereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on such transactions.

6.10 Rule 16b-3. Prior to the Effective Time, the Company shall take all reasonable steps as may be required to cause any dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company and who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.11 Rule 14d-10 Matters. Notwithstanding anything herein to the contrary, the Company shall not, from and after the date hereof and until the Specified Time, enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any current or former director, manager, officer, employee or independent contractor of the Company, unless prior to such entry into, establishment, amendment or modification, the compensation committee of the Company Board (each member of which the Company Board determined is an “independent director” within the meaning of the applicable continued listing requirements of the Nasdaq Stock Market and shall be an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act at the time of any such action) shall have taken all such steps as may be necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement or arrangement.

6.12 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, (a) nothing contained in this Agreement shall give the Parent or the Purchaser, directly or indirectly, the right to control or direct the Company’s operations prior to the Acceptance Time and (b) prior to the Acceptance Time, the Company shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

6.13 Security Holder Litigation. The Company shall promptly notify the Parent in writing after becoming aware of any Legal Proceeding commenced against the Company or its directors relating to the Offer, the Merger or the transactions contemplated by this Agreement. The Company shall give the Parent (a) the right to review and comment on all material filings or responses to be made by the Company in connection with such litigation, (b) participate in the defense of any such litigation at its own expense, and (c) the right to consult on the settlement with respect to such litigation with counsel of the Parent’s choice, and the Company shall consider in good faith such comments. No such settlement of such litigation shall be agreed to without the Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided that the Parent’s consent shall not be required if the settlement or agreement to moot involves (i) solely the payment of an aggregate amount not to exceed the amount set forth in Section 6.13 of the Company Disclosure Schedule, (ii) no admission of wrongdoing or liability, (iii) no injunctive or similar relief or any agreement to take or refrain from taking any actions that would adversely affect in any material respect the future operations of the Company and its Subsidiaries, taken as a whole, and (iv) the withdrawal or dismissal of all claims and actions then pending relating to this Agreement, the Offer, the Merger or the other transactions contemplated hereby. The Company will keep the Parent reasonably informed with respect to the status of any such Legal Proceeding.

6.14 Sublease. The Company shall (a) use commercially reasonable efforts to sublease the Real Property listed in Section 6.14 of the Company Disclosure Schedule on terms and conditions reasonably satisfactory to the Parent, and (b) keep the Parent reasonably informed as to the status thereof.

ARTICLE VII

CONDITIONS TO MERGER

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions (provided, that no party may invoke the failure or nonsatisfaction of either such condition if the failure of such party (or any Affiliate of such party) to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure or nonsatisfaction of such condition):

(a) Completion of the Offer. The Parent or the Purchaser shall have irrevocably accepted for purchase all shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer.

(b) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c) CVR Agreement in Effect. The CVR Agreement shall have been executed by the Parent and the Rights Agent and be in full force and effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned (with respect to Sections 8.1(b) through (i), by written notice by the terminating party to the other party):

(a) by mutual written consent of the Parent and the Company at any time prior to the Acceptance Time;

(b) by either the Parent or the Company at any time prior to the Acceptance Time and after the Outside Date if the Acceptance Time shall not have occurred on or before the Outside Date (provided that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party hereto if the failure of such party (or any Affiliate of such party) to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Acceptance Time to occur on or before the Outside Date);

(c) by either the Parent or the Company at any time prior to the Acceptance Time if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, and payment for, shares of Company Common Stock pursuant to the Offer or consummation of the Merger; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the failure of such party (or any Affiliate of such party) to fulfill any obligation under this Agreement has been a principal cause of or resulted in the issuance of any such order, decree, ruling or the taking of such other action;

(d) by the Parent or the Company if the Offer (as it may have been extended pursuant to Section 1.1(b)) expires as a result of the non-satisfaction of the Minimum Condition, without the Purchaser having accepted for purchase any shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure of such party (or any Affiliate of such party) to fulfill any obligation under this Agreement has been a principal cause of or resulted in the non-satisfaction of the Minimum Condition;

(e) by the Parent, prior to the Acceptance Time, if: (i) the Company Board shall have failed to recommend the tender of shares of Company Common Stock pursuant to the Offer in the Schedule 14D-9 or shall have effected a Company Board Recommendation Change; (ii) the Company Board shall have approved, endorsed or recommended to the stockholders of the Company an Acquisition Proposal; or (iii) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Parent or an Affiliate of the Parent) and the Company Board shall have recommended that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten (10) business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) after the commencement of such tender or exchange offer, the Company Board shall have failed to recommend against acceptance of such offer (each of clauses (i) through (iii), a “Trigger Event”); provided, that any such termination must occur within ten (10) Business Days of the Trigger Event;

(f) by the Company, at any time prior to the Acceptance Time, in the event that: (i) the Company shall have received a Superior Proposal that did not result from a material breach of Section 6.1; (ii) the Company Board shall have complied in all material respects with Section 6.1 with respect to such Superior Proposal; (iii) the Company Board has authorized the Company to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; and (iv) concurrently with the termination of this Agreement, the Company pays the Parent the Termination Fee in accordance with Section 8.3(b)(ii) and enters into such Alternative Acquisition Agreement giving rise to the Superior Proposal;

(g) by the Parent, prior to the Acceptance Time, if there has been a breach of or inaccuracy in, or failure to perform or comply with, any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach, inaccuracy or failure (i) would cause the conditions set forth in clauses (c)(ii) or (c)(iii) of Annex I not to be satisfied, and (ii) shall not have been cured within fifteen (15) Business Days following receipt by the Company of written notice of such breach, inaccuracy or failure from the Parent; provided, however, that neither the Parent nor the Purchaser is then in material breach of any representation, warranty or covenant under this Agreement;

(h) by the Company, prior to the Acceptance Time, if there has been a breach of or inaccuracy in, or failure to perform or comply with, any representation, warranty, covenant or agreement on the part of the Parent or the Purchaser set forth in this Agreement, which breach, inaccuracy or failure shall have had or is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect and shall not have been cured within fifteen (15) Business Days following receipt by the Parent of written notice of such breach or failure from the Company; provided, however, that the Company is not then in material breach of any representation, warranty or covenant under this Agreement;

(i) by the Company if: (i) the Purchaser shall have failed to commence the Offer within three (3) Business Days after it is otherwise obligated to commence the Offer in the time period provided by and otherwise in accordance with Section 1.1; provided, however, that the right to terminate this Agreement pursuant to clause (i) of this Section 8.1 shall not be available if the Company shall have breached its obligations under this Agreement in any manner that shall have been the cause of the failure of the Offer to so commence; or (ii) the Company, if all of the Offer Conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Acceptance Time, but subject to such conditions being able to be satisfied) and, for any reason, the Purchaser shall have failed to irrevocably accept for purchase all shares of Company Common Stock validly tendered (and not validly withdrawn) within two (2) Business Days of the expiration date of the Offer (as it may be extended) in accordance with the terms of this Agreement.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Parent, the Company, the Purchaser or their respective Representatives, stockholders or Affiliates; provided that, subject to Section 8.3(d), (a) any such termination shall not relieve any party hereto from liability for any Willful Breach and (b) the provisions of Section 6.3(a) (Confidentiality), this Section 8.2 (Effect of Termination), Section 8.3 (Fees and Expenses), Article IX (Defined Terms) and Article X (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement. Nothing shall limit or prevent any party from exercising any rights or remedies it may have under Section 10.10 in lieu of terminating this Agreement pursuant to Section 8.1.

8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Offer or the Merger is consummated.

(b) The Company shall pay the Parent the Termination Fee in the event that this Agreement is terminated:

(i) by the Parent pursuant to Section 8.1(e);

(ii) by the Company pursuant to Section 8.1(f); or

(iii) by either the Parent or the Company pursuant to Section 8.1(d), if (A) before the date of such termination, an Acquisition Proposal shall have been publicly announced and not withdrawn and (B) within 12 months after the date of termination, the Company shall have consummated the transactions contemplated by such Acquisition Proposal with the Person who made such Acquisition Proposal;

provided, however, that, for purposes of this Section 8.3(b), all references to “20%” and “80%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”; provided further, however, that the Company shall not be required to pay any Termination Fee if, at the time of termination of this Agreement, the Company would have been entitled to terminate this Agreement pursuant to Section 8.1(h) (without regard to the cure period set forth therein). Any fee due under Section 8.3(b)(i) shall be paid to the Parent by wire transfer of same-day funds within two Business Days after the date of termination of this Agreement. Any fee due under Section 8.3(b)(ii) shall be paid to the Parent by wire transfer of same-day funds on or before the date of termination of this Agreement. Any fee due under Section 8.3(b)(iii) shall be paid to the Parent by wire transfer of same-day funds within two Business Days after the date on which the transaction referenced in clause (B) of Section 8.3(b)(iii) is consummated.

(c) In no event shall the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(d) The agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and the parties hereto would not enter into this Agreement absent such agreements. Notwithstanding Section 8.2 or any other provision of this Agreement, payment of the fees described in this Section 8.3 shall constitute the sole and exclusive remedy of the Parent and the Purchaser in connection with any termination of this Agreement in the circumstances in which such fees became payable. In the event that the Parent shall receive the Termination Fee, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Parent, the Purchaser, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Parent, the Purchaser, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Affiliates or any Representative of the Company or any of its Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination. If the Parent or the Purchaser commences a Legal Proceeding against the Company alleging that the Company has failed to timely pay any amount due pursuant to this Section 8.3, the party that does not prevail in such Legal Proceeding shall pay to the prevailing party its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Legal Proceeding, together with interest on such amount at a rate equal to (a) for the first thirty (30) days following the final due date until payment of such amount is made, the thirty (30) day U.S. dollar “prime rate” effective for the date that payment was due, as reported by Bloomberg, plus two percent (2%); and (b) for the period following such initial thirty (30) day period until payment of such amount is made, the thirty (30) day U.S. dollar “prime rate” effective for the date that payment was due, as reported by Bloomberg, plus four percent (4%), in each case (a) and (b) computed on the basis of a year of 360 days for the actual number of days payment is delinquent or if such rate exceeds the maximum amount permitted by applicable Law, at such maximum rate.

8.4 Amendment. This Agreement may be amended at any time prior to the Effective Time by the parties hereto, by action taken or authorized by their respective Boards of Directors to the extent permitted by law; provided that following the Acceptance Time, this Agreement may not be amended in any manner that causes the Merger Consideration to differ from the Offer Price. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein, except that the Minimum Condition and the condition in clause (c)(viii) of Annex I may only be waived by Purchaser with the prior written consent of the Company. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

8.6 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment, modification or supplement of this Agreement pursuant to Section 8.4 or an extension or waiver of this Agreement pursuant to Section 8.5 shall, in order to be effective, require action by the respective Board of Directors of the applicable parties or the duly authorized designee of its Board of Directors.

ARTICLE IX

DEFINED TERMS

The following capitalized terms shall have the respective meanings set forth below:

“Acceleration Date” has the meaning set forth in Section 2.8(b).

“Acceptance Time” means the time at which the Purchaser irrevocably accepts for purchase all shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer.

“Acquisition Proposal” means (a) any proposal or offer for a merger, consolidation, dissolution, recapitalization, share exchange, tender offer or other business combination involving the Company and its Subsidiaries (other than (i) mergers, consolidations, recapitalizations, share exchanges or other business combinations involving solely the Company and/or one or more Subsidiaries of the Company and (ii) mergers, consolidations, recapitalizations, share exchanges, tender offers or other business combinations that if consummated would result in the holders of the outstanding shares of Company Common Stock immediately prior to such transaction owning more than 80% of the equity securities of the Company, or any successor or acquiring entity, immediately thereafter), (b) any proposal for the issuance by the Company of 20% or more of its equity securities or (c) any proposal or offer to acquire in any manner, directly or indirectly, 20% or more of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

“Affiliate” when used with respect to any Person, means any other Person who is an “affiliate” of that first Person within the meaning of Rule 405 promulgated under the Securities Act, except as otherwise set forth in Section 4.6.

“Agreement” has the meaning set forth in the preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.1(b)(ii).

“Anti-Bribery Laws” has the meaning set forth in Section 3.16(b).

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other applicable federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.

“Applicable Antitrust Laws” has the meaning set forth in Section 6.4(c).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.4(a).

“Business Day” means any day on which the principal offices of the SEC in Washington, DC are open to accept filings other than a day on which banking institutions located in Boston, Massachusetts or Paris, France are permitted or required by law, executive order or governmental decree to remain closed.

“Capitalization Date” means the close of business on June 24, 2022.

“Cash-Out Option” has the meaning set forth in Section 2.8(a).

“Cash Consideration” has the meaning set forth in the Recitals.

“Certificate” means a certificate that immediately prior to the Effective Time represents shares of Company Common Stock.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Change in Circumstances” means any event, change, effect, circumstance, development, condition or occurrence (other than an Acquisition Proposal) that, individually or in the aggregate, is material to the Company and its Subsidiaries, taken as a whole, and that is not known or reasonably foreseeable (or, if known, the magnitude of which is not known or reasonably foreseeable) to or by the Company Board as of the date of this Agreement, which event, change, effect, circumstance, development, condition or occurrence (or the magnitude of which) becomes known to or by the Company Board prior to the Acceptance Time; provided, however, that changes in the market price or trading volume of the Company Common Stock, changes in the conditions of securities markets or the fact that the Company meets or exceeds internal or published estimates, projections, forecasts, predictions or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period shall not, in and of itself, be taken into account in determining whether a Change in Circumstance has occurred (it being understood that the facts or occurrences giving rise or contributing to such changes may be taken into account).

“Chosen Court” means the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in the State of Delaware.

“Closing” means the closing of the Merger.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Authorizations” has the meaning set forth in Section 3.17(a).

“Company Balance Sheet” means the consolidated unaudited balance sheet of the Company as of March 31, 2022.

“Company Board” means the Board of Directors of the Company (together with any duly constituted and authorized committee thereof).

“Company Board Recommendation Change” has the meaning set forth in Section 6.1(b)(i).

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to the Parent and the Purchaser and dated as of the date of this Agreement.

“Company Employee Plans” means all Employee Benefit Plans maintained, or contributed to, by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates, other than those required by applicable law.

“Company Employees” means each employee of the Company and its Subsidiaries.

“Company ESPP” means the Company’s 2013 Employee Stock Purchase Plan.

“Company Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned, in whole or in part, by the Company or its Subsidiaries.

“Company IT System” means any information technology and computer systems (including software, software development kits, or hosted services, information technology and telecommunications hardware and other equipment, such as networks), whether owned and operated by the Company or any other Person for the benefit of the Company and its Subsidiaries, relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, used in or necessary to the conduct of its business of the Company or its Subsidiaries.

“Company Leases” means the leases, subleases or licenses pursuant to which the Company or any of its Subsidiaries leases, subleases or licenses from third parties any real property material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted.

“Company Material Adverse Effect” means any event, change, effect, circumstance, development, condition or occurrence that is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no event, change, effect, circumstance, development, condition or occurrence directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no event, change, effect, circumstance, development, condition or occurrence (by itself or when aggregated or taken together with any and all other such events, changes, effects, circumstances, developments, conditions or occurrences) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world in which the Company or any of its Subsidiaries have operations; (b) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world in which the Company or any of its Subsidiaries have operations, including (i) changes in interest rates in the United States or any other country or region in the world in which the Company or any of its Subsidiaries have operations and changes in exchange rates for the currencies of any countries in which the Company or any of its Subsidiaries have operations and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world in which the Company or any of its Subsidiaries have operations; (c) conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business; (d) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world in which the Company or any of its Subsidiaries have operations; (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, weather conditions, natural or man-made disasters, emergencies, calamities, other acts of God or other force majeure events in the United States or any other country or region in the world in which the Company or any of its Subsidiaries have operations; (f) any epidemic, pandemic or disease outbreak (including COVID-19), solely to the extent that the Company and its Subsidiaries is required to comply with any Law or any COVID-19 Measures or COVID-19 Responses in connection therewith; (g) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including (i) the identity of the Parent, (ii) the loss or departure of officers or other employees of the Company or any of its Subsidiaries directly or indirectly resulting from, arising out of, attributable to, or related to the transactions contemplated by this Agreement, (iii) the termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with customers, suppliers, distributors or other business partners, as a direct or indirect result of the loss or departure of officers or employees of the Company or any of its Subsidiaries, except to the extent resulting from a breach or non-performance of any such Contracts; (h) any actions taken or failure to take action, in each case, to which the Parent has approved, consented to or requested; or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement; or the failure to take any action prohibited by this Agreement; (i) changes in Law or changes in GAAP or other applicable accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing; (j) with respect to any product or product candidate of the Company or any of its Subsidiaries, any material regulatory change, event, circumstance or development occurring after the date hereof relating to the use, sale or development of such product or product candidate, the suspension, rejection, refusal of, request to refile or any delay in obtaining or making any regulatory application or filing relating to such product or product candidate, any other negative actions, requests, recommendations or decisions of the FDA or any other Regulating Authority relating to such product or product candidate, or the failure to conduct successful clinical trials on a timely basis for such product or product candidate, in each case, that were (i) outside of the control of the Company or any of its Subsidiaries, (ii) not resulting from a violation of Law or breach of this Agreement, and (iii) not known or anticipated by the Company or its Subsidiaries on or prior to the date hereof and excluding any actual or threatened: (A) termination or clinical hold with respect to any trials conducted by the Company or its Subsidiaries that would reasonably be expected to adversely affect any Company Authorizations relating to tazemetostat, (B) termination, suspension or revocation of any Company Authorization relating to the sale of tazemetostat, (C) withdrawal or recall of tazemetostat or (D) serious adverse events resulting in death attributable to tazemetostat; (k) any clinical trial of any product or product candidate of any Person (other than the Company and its Subsidiaries), including the entry into the market of any product competitive with any product or product candidate of the Company or any of its Subsidiaries; (l) any fees or expenses incurred in connection with the transactions contemplated by this Agreement; (m) changes in the Company’s stock price or the trading volume of the Company’s stock; (n) failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period or any failure by the Company or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); or (o) any Legal Proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company, the Purchaser, the Parent or any of their directors or officers, including Legal Proceedings arising out of the Offer, the Merger or in connection with any other transactions contemplated by this Agreement; except to the extent that any such event, change, effect, circumstance, development, condition or occurrence directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (a) through (f) and (i) disproportionately adversely affect the Company and its Subsidiaries, taken as a whole, as compared to other companies of a similar size that conduct business in the countries and regions in the world and in the industries in which the Company and its Subsidiaries conduct business (in which case, such adverse effects (if any) shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur solely to the extent they are disproportionate).

“Company Material Contract” means (a) each Contract (i) under which the Company and its Subsidiaries paid in excess of $1,500,000 in the aggregate in calendar year 2021, or is reasonably likely to require payment in excess of $1,500,000 in the aggregate in calendar year 2022, or (ii) under which the Company and its Subsidiaries received in excess of $1,500,000 in the aggregate in calendar year 2021, or are expected to receive in excess of $1,500,000 in the aggregate in calendar year 2022; (b) any non-competition or other Contract that prohibits or otherwise restricts, in any material respect, the Company or any of its Subsidiaries from freely engaging in their respective businesses in any geographic area; (c) any

“material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries; (d) any joint venture, partnership, profit-sharing arrangement, limited liability company agreement or other similar Contract providing for the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between the Company and any of its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries; (e) each Contract evidencing Indebtedness of the Company or of any of its Subsidiaries in excess of $1,500,000; (f) any Contract (i) containing any “most favored nation” terms and conditions (including with respect to pricing) granted by the Company or any of its Subsidiaries or (ii) containing any exclusivity obligations requiring the Company or any of its Subsidiaries, or otherwise materially restricting or limiting the freedom or right of the Company or any of its Subsidiaries, to (A) sell, distribute or manufacture any products or services or any technology or other assets to or for any other Person, or (B) acquire or obtain any material products or services from any other Person; (g) any Contract for the acquisition or disposition of any Person or any business unit, division or capital stock or other equity interests thereof (whether by merger, sale of stock, sale of assets, or otherwise) or any material assets of the Company or any of its Subsidiaries, other than this Agreement; (h) any Contract providing for the resolution or settlement of any Legal Proceeding, whether actual or, to the Company’s Knowledge, threatened, involving the Company or any of its Subsidiaries for an amount in excess of $1,500,000; or (i) any Contract requiring a future capital commitment or capital expenditure in excess of $1,500,000; provided, that for purposes of Section 5.1(o), all references in this definition to $1,500,000 shall be deemed to be $1,000,000.

“Company Preferred Stock” has the meaning set forth in Section 3.2(a).

“Company Registered IP” means all Registered IP owned or purported to be owned, in whole or in part, or exclusively licensed by the Company or any of its Subsidiaries.

“Company RSUs” mean restricted stock units with respect to any shares of Company Common Stock granted under any Company Stock Plan.

“Company SEC Reports” has the meaning set forth in Section 3.5(a).

“Company Severance Practices” means the Company’s severance practices.

“Company Stock Option” means each option to purchase shares of Company Common Stock granted pursuant to any Company Stock Plan. For the avoidance of doubt, the term Company Stock Option shall not be deemed to include any options outstanding under the Company ESPP.

“Company Stock Plan” means any stock incentive or equity-related agreement or plan of the Company.

“Company Systems” has the meaning set forth in Section 3.10(h).

“Company’s Knowledge” means the actual knowledge of the individuals identified in Section 10.1 of the Company Disclosure Schedule.

“Confidentiality Agreement” means the confidentiality agreement, dated as of February 7, 2022, between the Company and the Parent.

“Contract” means any legally binding written or oral contract, subcontract, arrangement, understanding, lease, sublease, license, sublicense, commitment, joint venture agreement, letter contract, purchase order, delivery order, task order, loan or credit agreement, indenture or other agreement.

“COVID-19” means SARS-CoV-2 or the COVID-19 virus, and any evolutions or mutations thereof and any related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other law, regulation, rule, order, directive, guideline or recommendation of any Governmental Entity or industry group in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act applicable to the Company or its Subsidiaries.

“COVID-19 Responses” means any action or inaction, including the establishment of any policy, procedure or protocol, by the Company or any of its Subsidiaries that (a) prior to the date of this Agreement, the Company or any of its Subsidiaries determined in good faith was, or on or after the date of this Agreement, the Company’s Chief Executive Officer or Board of Directors determines in good faith is, reasonably necessary or advisable for (i) mitigating the adverse effects of COVID-19 or applicable COVID-19 Measures, (ii) ensuring compliance by the Company or any of its Subsidiaries with COVID-19 Measures applicable to any of them and/or (iii) in respect of COVID-19, protecting the health and safety of employees or other persons with whom the Company or any of its Subsidiaries and their personnel come into contact with during the course of business operations, or (b) is substantially similar to any action or inaction, including the establishment of any policy, procedure or protocol, that has been or is taken by the Parent or any of its Affiliates in the relevant jurisdiction during the relevant period in response to COVID-19; provided, that for actions or inactions that would reasonably be expected to have a material effect on the Company and its Subsidiaries, taken as a whole, the Company has consulted with the Parent prior to taking such action or inaction.

“Current D&O Insurance” means the current directors’ and officers’ liability insurance policies maintained by the Company.

“CVR” has the meaning set forth in the Recitals.

“CVR Agreement” means a Contingent Value Rights Agreement in substantially the form attached as Exhibit C (subject to changes permitted by Section 1.1(f)).

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” means shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by a holder who is entitled to demand and properly demands appraisal rights of such shares pursuant to, and who is complying in all respects with, the provisions of Section 262 of the DGCL (until such time as such holder effectively withdraws, fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares, at which time such shares shall cease to be Dissenting Shares).

“D&O Indemnification Agreements” has the meaning set forth in Section 6.6(b).

“Effective Time” has the meaning set forth in Section 2.2.

“Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), in each case whether or not subject to ERISA, and any other agreement, plan, program or policy involving direct or indirect compensation, including employment, consulting, retention, change in control, insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee, director or consultant of the Company or any of its Subsidiaries or an ERISA Affiliate, but excludes any plan, agreement, or arrangement required to be maintained by non-U.S. law.

“Environmental Law” means any applicable law, regulation, order, decree or permit requirement of any governmental jurisdiction relating to: (a) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (b) the handling, use, storage, treatment, transport, disposal, Release or threatened Release of any Hazardous Substance or (c) noise, odor or wetlands protection.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or any of its Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercisable Pre-Close Option” has the meaning set forth in Section 2.8(b).

“FDA” means the U.S. Food and Drug Administration.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any foreign or domestic court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality, including any Regulating Authority or Taxing authority.

“Hazardous Substance” means: (a) any substance that is regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law or (b) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“In-bound License” has the meaning set forth in Section 3.10(d).

“IND” has the meaning set forth in Section 3.17(a).

“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person, including any earn-out obligations; (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; (e) indebtedness evidenced by bonds, debentures, notes or other similar instruments or debt securities; and (f) indebtedness of others as described in clauses (a) through (e) above guaranteed by such Person.

“Indemnified Party” means each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time a director, manager or officer of the Company or any of its Subsidiaries.

“Insurance Policies” has the meaning set forth in Section 3.23.

“Intellectual Property Rights” means all past, present, and future rights, title, and interest in or relating to intellectual property, whether protected, created, or arising under the Laws of any jurisdiction in the world, including: (a) copyrights, copyrightable works, original works of authorship fixed in any tangible medium of expression to the extent protectable by applicable copyright Laws, including literary works (including all forms and types of computer software, including all source code, object code, firmware, development tools, files, records and data, and all documentation related to any of the foregoing), pictorial and graphic works that are so protectable, database and design rights, whether or not registered or published, including all data collections, “moral” rights, mask works and copyright registrations and applications in any of the foregoing and corresponding rights in works of authorship (collectively, “Copyrights”); (b) all trademarks, service marks, trade names, business marks, service names, brand names, trade dress rights, logos, corporate names, trade styles, Internet domain names, URLs, and similar rights, and other source or business identifiers and other general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Trademarks”); (c) rights associated with trade secrets, know how, inventions (including conceptions and/or reductions to practice), invention disclosures, methods, processes, protocols, specifications, techniques, technology, discoveries and improvements, proprietary rights, formulae, confidential and proprietary information, technical information, designs, drawings, procedures, models, formulations, manuals and systems, whether or not patentable or copyrightable, including all biological, chemical, biochemical, toxicological, pharmacological and metabolic material and information and data relating thereto and formulation, clinical, analytical and stability information and data, in each case which are not available in the public domain and have actual or potential commercial value that is derived, in whole or in part, from such secrecy (collectively, “Know-How”); (d) all patents, industrial property rights, patent applications, provisional patent applications and similar instruments (including any and all substitutions, revisions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, re-examinations and extensions and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor)) (collectively, “Patents”); (e) other proprietary rights in intellectual property of every kind and nature throughout the world; (f) rights of privacy and publicity; and (g) all rights to prosecute and perfect any of the foregoing through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to any of the foregoing.

“International Trade Laws” has the meaning set forth in Section 3.16(c).

“Last Exercise Date” has the meaning set forth in Section 2.8(b).

“Law” means any federal, national, state or local, whether foreign, multi-national, or domestic, law (including common law), statute, treaty, regulation, ordinance, rule, government order, decree, requirement or other governmental restriction, in each case having the force and effect of law, of any Governmental Entity that is issued, enacted, adopted, promulgated, implemented or otherwise put in effect by or under the authority of, any Governmental Entity.

“Legal Proceeding” means any action, suit, charge, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding) or hearing, commenced, brought, conducted or heard by or before any court or other Governmental Entity or any arbitrator or arbitration panel.

“Letter of Transmittal” has the meaning set forth in Section 1.1(c).

“Lien” means any mortgage, lien, license, charge, pledge, security interest, right of way, easement, encroachment or encumbrance.

“Maximum Premium” means 300% of the last annual premium paid prior to the Effective Time for the Current D&O Insurance.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in the Recitals.

“Minimum Condition” has the meaning set forth in Annex I.

“Nasdaq” means the Nasdaq Stock Market, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market, as applicable to the Company.

“NDA” has the meaning set forth in Section 3.17(a).

“New Plans” means employee benefit plans and other compensatory arrangements of the Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time.

“Offer” has the meaning set forth in the Recitals.

“Offer Conditions” means the conditions of the Offer set forth on Annex I.

“Offer Documents” has the meaning set forth in Section 1.1(c).

“Offer Price” has the meaning set forth in the Recitals.

“Offer to Purchase” has the meaning set forth in Section 1.1(c).

“Old Plans” has the meaning set forth in Section 6.8(a).

“Order” means, with respect to any Person, any order, judgment, decision, decree, injunction, ruling, writ, assessment or other similar requirement issued, enacted, adopted, promulgated or applied by any Governmental Entity of competent jurisdiction that is binding on such Person or its property.

“Ordinary Course of Business” means the ordinary course of business consistent in all material respects with past practice, taking into account (a) with respect to any acts or omissions occurring prior to the date hereof, any acts or omissions that have been or may be taken to comply with COVID-19 Measures or in good faith response to the COVID-19 pandemic, or otherwise to the extent necessary to avoid, mitigate or remediate a material adverse effect on the Company or any of its Subsidiaries or their respective businesses as a result from the COVID-19 pandemic and (b) with respect to any acts or omissions occurring on or after the date hereof, all COVID-19 Responses.

“Out-bound License” has the meaning set forth in Section 3.10(d).

“Outside Date” means October 30, 2022; provided, however, that to the extent that any approvals or clearances applicable to the Offer or the consummation of the Merger under the HSR Act shall not have expired, or been terminated or obtained, as applicable, at the Outside Date and the HSR Condition is the only Offer Condition that has not been satisfied or waived, then the Outside Date shall be automatically extended to the earlier of (x) such time that the HSR Condition is satisfied, plus ten (10) Business Days and (y) December 31, 2022.

“Owned Company Registered IP” has the meaning set forth in Section 3.10(a).

“Parent” has the meaning set forth in the preamble.

“Parent Material Adverse Effect” means any change, event or development that would reasonably be expected to prevent, or materially impair or delay, the ability of the Parent or the Purchaser to (x) consummate the Offer, the Merger or any of the other transactions contemplated by this Agreement or (y) to otherwise perform any of its obligations under this Agreement prior to the Outside Date.

“Paying Agent” means Computershare Trust Company, N.A. or another bank or trust company mutually acceptable to the Parent and the Company, which shall be engaged by Parent to act as a depositary agent for the holders of shares of Company Common Stock tendered in the Offer and as paying agent for the payment of the Merger Consideration to the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Payment Fund” means cash in an amount sufficient to make payment of the Cash Consideration pursuant to Section 2.6(c) in exchange for all of the outstanding shares of Company Common Stock (other than shares of Company Common Stock cancelled in accordance with Section 2.6(b)).

“Permits” has the meaning set forth in Section 3.17(a).

“Permitted Liens” means (a) that is a mechanic’s, materialmen’s, landlord’s or similar Lien, (b) arising under worker’s compensation, unemployment insurance, social security, retirement or similar legislation, (c) on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business, (d) for Taxes not yet due and payable, (e) for Taxes which are being contested in good faith and by appropriate proceedings, (f) relating to capitalized lease financings or purchase money financings that have been entered into in the Ordinary Course of Business, (g) created by the terms of any lease agreement or license agreement, (h) that would be shown by a current survey, current physical inspection, title report or other similar report or listing, (i) that is a zoning, building, subdivision or other similar requirement or restriction, (j) arising solely by action of the Parent or the Purchaser or (k) that does not materially and adversely impair the use of the assets of the Company and its Subsidiaries, taken as a whole.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Entity, unincorporated organization or other entity.

“Personal Data” means any data or information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular natural person or household or any other data or information that constitutes “personal data”, “personal information,” “protected health information,” or “personally identifiable information” under any Privacy Obligation, including an individual’s combined first and last name, home address, telephone number, fax number, email address, social security number or other Governmental Entity-issued identifier (including state identification number, tax identification number, driver’s license number, or passport number), precise geolocation information of an individual or device, biometric data, medical or health information, credit card or other financial information (including bank account information), cookie identifiers associated with registration information, or any other browser- or device-specific number or identifier not controllable by the end user, or web or mobile browsing or usage information that is linked to the foregoing; an identifiable natural individual is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural individual.

“Pre-Closing Period” means the period commencing on the date of this Agreement and ending at the Specified Time.

“Privacy Laws” means any and all applicable Laws and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical or administrative), disposal, destruction, disclosure or transfer (including cross-border) of any Personal Data, including, the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), the Health Insurance Portability and Accountability Act of 1996 and the Health Information and Technology for Economic and Clinical Health Act (HIPAA), EU General Data Protection Regulation (GDPR), any and all applicable Laws relating to breach notification or marketing in connection with any Personal Data, and any laws relating to the use of biometric identifiers.

“Privacy Obligation” means any applicable Law, contractual obligation, self-regulatory standard, industry standard, Privacy Policy, or any consent obtained by the Company or the Company’s Subsidiaries that is related to privacy, security, data protection, transfer (including cross-border transfer), or other Processing of Personal Data, including to the extent relating to breach notification, marketing in connection with any personal information, clinical trials or the use of biometric identifiers.

“Privacy Policy” means the Company’s and the Company’s Subsidiaries’ internal or external privacy policies relating to the Processing of Personal Data.

“Process” or “Processing” means any operation or set of operations which is performed on data, or on sets of data, including Personal Data, whether or not by automated means, such as the receipt, access, acquisition, arrangement, collection, copying, creation, maintenance, modification, recording, organization, processing, compilation, selection, structuring, storage, visualization, adaptation, alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction, or instruction, training or other learning relating to such data or combination of such data.

“Purchaser” has the meaning set forth in the preamble.

“Qualified Person” means any Person making any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) is, or could reasonably be expected to lead to, a Superior Proposal.

“Recommendation Change Notice” has the meaning set forth in Section 6.1(b).

“Registered IP” means all Intellectual Property Rights that are registered or issued under the authority of any Governmental Entity, including all Patents, registered Copyrights, registered mask works, and registered Trademarks, service marks and trade dress, registered Internet domain names, and all applications for the registration of any of the foregoing.

“Regulating Authorities” has the meaning set forth in Section 3.17(a).

“Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into or through the environment of any Hazardous Substance, including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Substance.

“Reporting Tail Endorsement” means a six (6) year extended reporting period endorsement with respect to the Current D&O Insurance.

“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives.

“Rights Agent” means a rights agent mutually agreeable to the Parent and the Company prior to the Acceptance Time.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Schedule 14D-9” has the meaning set forth in Section 1.2(b).

“Schedule TO” has the meaning set forth in Section 1.1(c).

“SEC” means the United States Securities and Exchange Commission.

“Secretary of State” means the Secretary of State of the State of Delaware.

“Securities Act” means the Securities Act of 1933, as amended.

“Specified Time” means the earlier of (a) time at which this Agreement is terminated in accordance with the terms hereof and (b) the Acceptance Time.

“Stockholder List Date” has the meaning set forth in Section 1.2(e).

“Subsidiary” means, with respect to any Person, another Person (a) of which such first Person owns or controls, directly or indirectly, securities or other ownership interests representing (i) more than 50% of the voting power of all outstanding stock or ownership interests of such second Person or (ii) the right to receive more than 50% of the net assets available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution, or (b) of which such first Person is a general partner.

“Superior Proposal” means any bona fide written proposal made by a third party to acquire 50% or more of the equity securities or consolidated total assets of the Company and its Subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation, business combination or recapitalization or a sale of its assets, (a) on terms which the Company Board determines in its good faith judgment to be more favorable to the holders of Company Common Stock than the transactions contemplated by this Agreement (after consultation with its outside financial and legal advisors), taking into account all the terms and conditions of such proposal and this Agreement, including the financial terms thereof, (including any written, binding offer by the Parent to amend the terms of this Agreement, which offer is not revocable for at least five (5) Business Days) that the Company Board determines to be relevant and (b) which the Company Board determines to be reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal that the Company Board determines to be relevant.

“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Corporation” means the Company following the Merger.

“Tax Returns” means all reports, returns, disclosures, forms, or statements required to be filed with a Governmental Entity with respect to Taxes.

“Taxes” means all taxes or other similar assessments, charges, duties, fees or liabilities in the nature of a tax, including income, gross receipts, ad valorem, alternative, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, base erosion minimum tax, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and any interest, fines, estimated taxes, penalties, or additions to tax imposed or assessed with respect thereto, and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

“Termination Fee” means a termination fee of $9,900,000.

“Trigger Event” has the meaning set forth in Section 8.1(e).

“Uncertificated Shares” means uncertificated shares that immediately prior to the Effective Time represented shares of Company Common Stock.

“WARN” means the Worker Adjustment and Retraining Notification Act or any similar state or local Law, each as amended.

“Willful Breach” means a material breach of any covenant or agreement set forth in this Agreement that is a consequence of an act, or failure to act, undertaken by the breaching party with the knowledge that the taking of such act, or failure to act, would result in such breach.

ARTICLE X

MISCELLANEOUS

10.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by electronic mail, in each case to the intended recipient as set forth below:

(a) if to the Parent or the Purchaser, to:

Ipsen Pharma SAS

65 Quai Georges Gorse

92100 Boulogne-Billancourt, France

Attn: Francois Garnier, EVP General Counsel and Chief Business Ethics Officer

E-mail: [**]

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP

1152 15th Street NW

Washington, DC 20005

Attn:	Tony Chan, Esq.

Daniel Lopez, Esq.

E-mail:	[**]

[**]

(b) if to the Company, to:

Epizyme, Inc.

50 Hampshire Street

Cambridge, MA 02139

Attn: General Counsel

E-mail:	[**]

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attn:	Hal J. Leibowitz, Esq.

Stuart M. Falber, Esq.

E-mail:	[**]

[**]

Any party hereto may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party hereto may change the address to which notices and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner herein set forth.

10.3 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein, including the CVR Agreement) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement and the Support Agreement shall remain in effect in accordance with their respective terms.

10.4 Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 6.6 (with respect to which the Indemnified Parties shall be third party beneficiaries), (b) prior to the Acceptance Time, for the right of holders of shares of Company Common Stock to pursue claims for damages (including damages based on loss of the economic benefits of the transaction to the stockholders of the Company, taking into account without limitation the total amount payable to such stockholders under this Agreement) and other relief (including equitable relief) for any breach of this Agreement by the Parent or the Purchaser, whether or not this Agreement has been validly terminated pursuant to Article VIII, and (c) from and after the Acceptance Time, the rights of holders of shares of Company Common Stock, Company Stock Options and Company RSUs to receive the consideration set forth in Article I and Article II. The rights granted pursuant to clause (b) of this Section 10.4 shall only be enforceable on behalf of the stockholders of the Company by the Company in its sole and absolute discretion, as agent for the stockholders of the Company, it being understood and agreed that any and all interests in such claims shall attach to such shares of Company Common Stock and subsequently transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by the Company with respect to such claims (net of expenses incurred by the Company in connection therewith) may, in the Company’s sole and absolute discretion, be (i) distributed, in whole or in part, by the Company to the holders of shares of Company Common Stock of record as of any date determined by the Company or (ii) retained by the Company for the use and benefit of the Company on behalf of its stockholders in any manner the Company deems fit.

10.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

10.6 Severability. Any term or provision (or part thereof) of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions (or parts thereof) hereof or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision (or part thereof) hereof is invalid or unenforceable, the court making such determination shall have the power to limit the term or provision (or part thereof), to delete specific words or phrases, or to replace any invalid or unenforceable term or provision (or part thereof) with a term or provision (or part thereof) that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (or part thereof), and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall replace such invalid or unenforceable term or provision (or part thereof) with a valid and enforceable term or provision (or part thereof) that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term (or part thereof).

10.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by an electronic scan delivered by electronic mail.

10.8 Interpretation. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “include”, “includes” and “including” are not limiting; (b) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date hereof” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a Person are also to its permitted successors and assigns; (h) references to an “Article”, “Section”, “Recital”, “preamble”, “Annex”, “Exhibit” or “Schedule” refer to an Article, Section, Recital or preamble of, or an Annex, Exhibit or Schedule to, this Agreement; (i) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (j) references to a federal, state, local or foreign statute or law include any rules, regulations and delegated legislation issued thereunder; and (k) references to a communication by a regulatory agency include a communication by the staff of such regulatory agency. When reference is made in this Agreement to information that has been “made available” to the Parent or the Purchaser, that shall include information that was (i) contained in the Company’s electronic data room no later than 5:00 p.m., Eastern time, on the Business Day prior to the date of this Agreement or (ii) delivered to the Parent or its counsel. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

10.10 Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Person will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or in equity upon such Person, and the exercise by a Person of any one remedy will not preclude the exercise of any other remedy.

(b) Irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, as money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, in the event of any breach or threatened breach by the Company, on the one hand, or the Parent and/or the Purchaser, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and the Parent and the Purchaser, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, in each case without posting a bond or other security. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the party seeking such remedy has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Time shall be of the essence for purposes of this Agreement.

10.11 Submission to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Chosen Court in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.2. Nothing in this Section 10.11, however, shall affect the right of any Person to serve legal process in any other manner permitted by law.

10.12 Disclosure Schedule. The Company Disclosure Schedule shall be arranged in Sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify (a) the corresponding section of this Agreement and (b) the other sections of this Agreement, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections. The inclusion of any information in the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or is outside the Ordinary Course of Business.

10.13 Parent Actions. The Parent agrees to take all action necessary to cause, including by providing necessary funds, the Purchaser or the Surviving Corporation, as applicable, and, during the period between the Acceptance Time and the Effective Time, the Company, to perform all of its agreements, covenants and obligations under this Agreement.

[Remainder of Page Intentionally Left Blank.]

The Parent, the Purchaser and the Company have executed this Agreement as of the date set forth in the initial caption of this Agreement.

IPSEN PHARMA SAS

By:	/s/ David Loew
Name: David Loew
Title: President

HIBERNIA MERGER SUB, INC.

By:	/s/ Christelle Huguet
Name: Christelle Huguet
Title: Officer

EPIZYME, INC.

By:	/s/ Grant Bogle
Name: Grant Bogle
Title: President and Chief Executive Officer

ANNEX I

Conditions of the Offer

All terms defined in the Agreement and Plan of Merger (the “Agreement”) of which this Annex I is a part and used in this Annex I shall have the meanings assigned to such terms in the Agreement.

Notwithstanding any other provisions of the Offer or the Agreement, the Purchaser shall not be required to irrevocably accept for purchase or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for any shares of Company Common Stock validly tendered pursuant to the Offer (and not validly withdrawn), and may terminate or amend the Offer in accordance with (and to the extent permitted by) the terms of the Agreement, and may postpone the acceptance of, or payment for, any shares of Company Common Stock in accordance with (and to the extent permitted by) the terms of the Agreement, if:

(a) immediately prior to the expiration of the Offer (as extended in accordance with the Agreement), the number of shares of Company Common Stock validly tendered and not validly withdrawn, together with any shares of Company Common Stock beneficially owned by the Parent or any Subsidiary of the Parent, does not equal at least one share more than one-half of all shares of Company Common Stock then outstanding (the “Minimum Condition”); provided, however, that for purposes of determining whether the Minimum Condition has been satisfied, the parties shall exclude shares of Company Common Stock tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL);

(b) immediately prior to the expiration of the Offer (as extended in accordance with the Agreement), any waiting period (and any extensions thereof) and any approvals or clearances applicable to the Offer or the consummation of the Merger under the HSR Act shall not have expired, or shall not have been terminated or obtained, as applicable (the “HSR Condition”);

(c) at any time on or after the date of the Agreement and before the expiration of the Offer, any of the following shall occur and be continuing and shall not have resulted from the breach by the Parent or the Purchaser of any of their obligations under the Agreement:

(i) any Governmental Entity or court, in either case of competent jurisdiction, shall have enacted, issued, amended, promulgated, enforced, entered or deemed to be applicable any Law (other than any Antitrust Law) or temporary, preliminary or permanent Order which has the effect of preventing or prohibiting, or, making illegal, the consummation of the Offer or the Merger;

(ii) any of the representations and warranties of the Company set forth in Section 3.2(a) (Capitalization) of the Agreement shall not be true and correct in all respects other than de minimis inaccuracies at and as of the Acceptance Time as if made at and as of such time (except representations and warranties that by their terms speak specifically as of another date or time, in which case as of such other date or time);

(iii) the representation and warranty of the Company set forth in Section 3.7(a) (Absence of Certain Changes) of the Agreement shall not be true and correct in all respects at and as of the Acceptance Time as if made at and as of such time;

(iv) any of the representations and warranties of the Company set forth in Section 3.1 (Organization, Standing and Power; Organizational Documents), Section 3.3(a) (Subsidiaries), Section 3.4(a) (Authority), Section 3.4(b)(i) (No Conflict), and Section 3.21 (Brokers) of the Agreement shall not be true and correct (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) in all material respects at and as of the Acceptance Time as if made at and as of such time (except representations and warranties that by their terms speak specifically as of another date or time, in which case as of such other date or time);

(v) any of the other representations and warranties of the Company contained in the Agreement (other than those referred to in clauses (c)(ii), (c)(iii) and (c)(iv) above) shall not be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties) at and as of the Acceptance Time as if made at and as of such time (except representations and warranties that by their terms speak specifically as of another date or time, in which case as of such other date or time), except where any failure of any representation or warranty to be so true and correct has not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(vi) the Company shall have failed to perform or comply with in all material respects its covenants and obligations required to be performed or complied with by it under the Agreement at or prior to the Acceptance Time;

(vii) the Parent and the Purchaser shall not have received a certificate executed by the Company’s Chief Executive Officer and Chief Financial Officer confirming on behalf of the Company that the conditions set forth in clauses (c)(ii), (c)(iii), (c)(iv), (c)(v) and (c)(vi) of this Annex I have been duly satisfied; or

(viii) the Agreement shall have been validly terminated in accordance with Article VIII of the Agreement.

Annex I – Page 2

EXHIBIT A

Tender and Support Agreement

EXHIBIT B

Form of Certificate of Incorporation

of the Surviving Corporation

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EPIZYME, INC.

The name of the corporation is Epizyme, Inc. (the “Corporation”).

Article 1:

The address of the Corporation’s registered office in the state of Delaware is 251 Little Falls Drive, Wilmington, DE 19808, New Castle County. The name of its registered agent at such address is Corporation Service Company.

Article 2:

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”).

Article 3:

The aggregate number of shares which the Corporation shall have authority to issue is One Thousand (1,000) shares of capital stock all of which shall be designated “Common Stock” and have a par value of $0.001 per share.

Article 4:

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation. In furtherance of and not in limitation of the powers conferred by the laws of the state of Delaware, the Board of Directors of the Corporation is expressly authorized to make, amend or repeal Bylaws of the Corporation.

Article 5:

1. Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974), and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

2. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Section 2 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware or such other court shall deem proper.

3. Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article FIFTH, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article FIFTH, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe his or her conduct was unlawful, Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

4. Notification and Defense of Claim. As a condition precedent to an Indemnitee’s right to be indemnified, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section 4. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its

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assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article FIFTH. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify Indemnitee under this Article FIFTH for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

5. Advance of Expenses. Subject to the provisions of Section 6 of this Article FIFTH, in the event of any threatened or pending action, suit, proceeding or investigation of which the Corporation receives notice under this Article FIFTH, any expenses (including attorneys’ fees) incurred by or on behalf of an Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined by final judicial decision from which there is no further right to appeal that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article FIFTH; and provided further that no such advancement of expenses shall be made under this Article FIFTH if it is determined (in the manner described in Section 6) that (i) Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe his or her conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.

6. Procedure for Indemnification and Advancement of Expenses. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article FIFTH, an Indemnitee shall submit to the Corporation a written request. Any such advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of Indemnitee, unless (i) the Corporation has assumed the defense pursuant to Section 4 of this Article FIFTH (and none of the circumstances described in Section 4 of this Article FIFTH that would nonetheless entitle the Indemnitee to indemnification for the fees and expenses of separate counsel have occurred) or (ii) the Corporation determines within such 60-day period that Indemnitee did not meet the applicable standard of conduct set forth in Section 1, 2 or 5 of this Article FIFTH, as the case may be. Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section 1 or 2 only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

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7. Remedies. The right to indemnification or advancement of expenses as granted by this Article FIFTH shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 of this Article FIFTH that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. In any suit brought by Indemnitee to enforce a right to indemnification, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall have the burden of proving that Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article FIFTH. Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with successfully establishing Indemnitee’s right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation. Notwithstanding the foregoing, in any suit brought by Indemnitee to enforce a right to indemnification hereunder it shall be a defense that the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL.

8. Limitations. Notwithstanding anything to the contrary in this Article FIFTH, except as set forth in Section 7 of this Article FIFTH, the Corporation shall not indemnify an Indemnitee pursuant to this Article FIFTH in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors. Notwithstanding anything to the contrary in this Article FIFTH, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund indemnification payments to the Corporation to the extent of such insurance reimbursement.

9. Subsequent Amendment. No amendment, termination or repeal of this Article FIFTH or of the relevant provisions of the DGCL or any other applicable laws shall adversely affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

10. Other Rights. The indemnification and advancement of expenses provided by this Article FIFTH shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article FIFTH shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article FIFTH. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article FIFTH.

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11. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article FIFTH to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement to which Indemnitee is entitled.

12. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

13. Savings Clause. If this Article FIFTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article FIFTH that shall not have been invalidated and to the fullest extent permitted by applicable law.

14. Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the DGCL shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

Article 6:

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (A) any derivative action or proceeding asserting a claim on behalf of the Corporation, (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action or proceeding asserting a claim against the Corporation arising pursuant to any provision of the DGCL or the Corporation’s Amended and Restated Certificate of Incorporation or Bylaws, (D) any action or proceeding asserting a claim as to which the DGCL confers jurisdiction upon the Court of Chancery of the State of Delaware, or (E) any action or proceeding asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

Executed on June _____, 2022.

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EXHIBIT C

Form of Contingent Value

Rights Agreement